Exhibit 10.34

THE CORPORATE OFFICE PARK

AT DULLES TOWN CENTER

21000 Atlantic Boulevard

Dulles, Virginia

DEED OF LEASE

BY AND BETWEEN

1 DULLES TOWN CENTER, L.L.C.

AND

TREX COMPANY, INC.

***PORTIONS OF THIS EXHIBIT MARKED BY ASTERISKS ENCLOSED IN BRACKETS (“[***]”) OR OTHERWISE INDICATED HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***

TABLE OF CONTENTS

1.	Definition, Terms and Conditions		1
	a.	Special Definitions, Terms and Conditions	1
	b.	General Definitions, Terms, and Conditions	2
2.	Term		6
	a.	Term and Commencement Date	6
	b.	Delay in Possession	6
	c.	Delays Caused by Tenant	7
	d.	Tender of Possession	7
	e.	Early Possession	7
3.	Rent and Additional Charges; Computation of Operating Expense Increases		7
	a.	Payment of Rent and Additional Charges	7
	b.	Computation of Operating Expenses	8
	c.	Interest	8
	d.	Accord and Satisfaction	8
	e.	Late Payment Charge	9
	f.	Perpetuities Savings Clause	9
4.	Services and Utilities		9
	a.	Types	9
	b.	Access	10
	c.	Interruption in Services	11
5.	Maintenance and Repairs		11
6.	Use of Leased Premises		12
	a.	General Offices	12
	b.	Covenants	12
	c.	Compliance	13
	d.	Rules and Regulations	13
7.	Insurance		13
	a.	Tenant	13
	b.	Landlord	15
	c.	Waiver of Subrogation	15
8.	Damage by Fire or Other Casualty		15
9.	Condemnation		16
10.	Assignment and Subletting		16
	a.	Landlord’s Consent Required	16
	b.	(Intentionally Omitted)	17
	c.	Standard for Approval	17
	d.	Additional Terms and Conditions	18
	e.	Additional Terms and Conditions Applicable to Subletting	19
	f.	Transfer Premium from Transfer	19
	g.	Landlord’s Option to Recapture Space	19
	h.	Landlord’s Expenses	20
11.	Default Provisions		20
	a.	Events of Default	20
	b.	Remedies	21
	c.	Damages	21
	d.	Basic Rent and Additional Charges	22
12.	Bankruptcy Termination Provision		22
13.	Landlord May Perform Tenant’s Obligations		23
14.	(Intentionally Deleted)		23
15.	Subordination; Attornment		23
	a.	Subordination	23
	b.	Modifications	23
	c.	Attornment	23
16.	Quiet Enjoyment		24
17.	Landlord’s Right of Access		24

1

18.	Limitation on Landlord’s Liability		24
19.	Hazardous Material		24
	a.	Definition and Consent	24
	b.	Duty to Inform Landlord	25
	c.	Inspection; Compliance	25
20.	Certificates		26
21.	Surrender of Leased Premises		26
22.	Alterations and Additions		27
23.	Holding Over		28
24.	Signs		28
25.	Options		29
	a.	Definition	29
	b.	Options Personal	29
	c.	Multiple Options	29
	d.	Effect of Default on Options	29
	e.	Limitations on Options	29
	f.	Notice of Exercise of Option	29
26.	Leasing Commission		29
27.	Parking		29
28.	General Provisions		30
	a.	Binding Effect	30
	b.	Laws	30
	c.	Attorneys’ Fees	30
	d.	Waiver	30
	e.	Security Interest	31
	f.	Notices	31
	g.	Integration	31
	h.	Waiver of Jury	31
	i.	Waiver of Venue	31
	j.	Confidentiality	31
	k.	Tenant Entity	31
	l.	Financial Statements	31
	m.	Time of Essence	32
	n.	Words and Phrases	32
	o.	Limit on Parties’ Liability	32
	p.	Force Majeure	32
	q.	Administrative Costs	32
	r.	Counterparts	32
	s.	(Intentionally Omitted)	32
	t.	Exhibits and Addendum	32

Exhibit A – Leased Premises
- Office Space
- Storage Space
Exhibit B – Work Agreement
Exhibit C – Verification Letter
Exhibit D – Rules and Regulations
Exhibit E - Janitorial Specifications
Exhibit F – Location of Potential Reserved Parking Spaces
Exhibit G – Form Subordination, Non-disturbance & Attornment Agreement
Exhibit H – Additional Space Space Plan
Exhibit I – Form Expansion Amendment
Exhibit J – Tenant Building and Monument Signage

2

THE CORPORATE OFFICE PARK AT DULLES TOWN CENTER

DEED OF LEASE

This DEED OF LEASE (hereinafter, this “Lease”) dated as of the 27th day of July, 2005, is by and between 1 DULLES TOWN CENTER, L.L.C., a Virginia limited liability company (hereinafter, “Landlord”), and TREX COMPANY, INC., a Delaware corporation (hereinafter, “Tenant”).

WITNESS, subject to the terms of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Leased Premises (as defined below), for the Term (as defined below).

1. Definitions, Terms, and Conditions.

(a) Special Definitions, Terms, and Conditions. Throughout this Lease, the following words and phrases shall have the meanings indicated and obligate the parties as stated:

(1) Advance Deposit. [***] Such Advance Deposit shall be paid by Tenant to Landlord upon Tenant’s execution hereof and held by Landlord as temporary security for the performance of Tenant’s obligations hereunder. Such Advance Deposit shall be applied to Basic Rent for the first two full months of the Term.

(2) Basic Rent. Commencing on the Rent Commencement Date and continuing throughout the Initial Term (as defined below in Section 1(a)(3)), Tenant shall pay Basic Rent in accordance with the following terms: The initial Annual Basic rent with respect to the Office Space shall be [***] (payable in equal monthly installments of [***]), determined on the basis of [***] per square foot of rentable area in the Office Space per annum. The initial Annual Basic rent with respect to the Storage Space shall be [***] (payable in equal monthly installments of [***]), determined on the basis of [***] per square foot of rentable area in the Storage Space per annum. The parties acknowledge that the foregoing per square foot rental rates for the Office Space and the Storage Space are comprised of two components: (i) the Base Year Operating Expenses (as expressed on a per square foot of rentable area in the Building basis), which component will be constant throughout the Term; and (ii) the “net rental component” (herein so called), which component will be escalated on an annual basis in accordance with the terms set forth below.

As soon as reasonably practicable following December 31, 2006 (the end of the Base Year), Landlord will compile and deliver to Tenant a detailed line item statement setting forth the Operating Expenses (as determined in accordance with the terms of Section 1(a)(9) below) for the Base Year. Landlord’s statement shall be subject to review, inspection and audit by Tenant in accordance with the terms of Section 3(f) below, except that, notwithstanding the terms of Section 3(f), if Tenant desires to conduct an audit of Landlord’s statement of Operating Expenses for the Base Year, Tenant shall notify Landlord of such intent within sixty (60) days following Landlord’s delivery of the statement of Operating Expenses for the Base Year. Subject to any adjustment (pursuant to the terms of Section 3(f) below) that may result from such audit, the Base Year Operating Expenses (expressed on a per square foot basis using the total rentable square footage of the Building set forth in Section 1(a)(6) below) shall be: (1) deducted from [***] to determine the “net rental component” for the Office Space Annual Basic Rent; and (2) deducted from [***] to determine the “net rental component” for the Storage Space Annual Basic Rent.

Effective as of [***] and on each [***] thereafter during the Term, [***] the Annual Basic Rent (for both the Office Space and the Storage Space) shall be increased by an amount equal to [***] of [***] such Annual Basic Rent applicable to the immediately preceding twelve (12) month period. [***]

[***]

(3) Initial Term. The period commencing on the Lease Commencement Date and ending on the last day of the calendar month which completes one hundred sixty-two (162) full calendar months following Rent Commencement Date, unless sooner terminated in accordance with the provisions hereof, or extended pursuant to the terms of Paragraph 4(e) of the Addendum hereto. (Accordingly, if for any reason the Rent Commencement Date is other than the first day of a calendar month, the Initial Term shall include: (i) the period between the Lease Commencement Date and the last day of the calendar month in which the Lease Commencement Date occurs; (ii) the period between the first day of the first full calendar month of the Term and the Rent Commencement Date; and (iii) the one hundred sixty-two (162) full calendar months beginning on the first day of the first full calendar month following the Rent Commencement Date.)

(4) Lease Commencement Date. The date of the full execution and delivery of this Lease by both parties hereto, on which date Landlord shall be deemed to have delivered and Tenant shall be deemed to have accepted possession of the entire Leased Premises.

(5) Leased Premises. The space located on the lower level of the Building consisting of approximately 5,291 square feet (the “Storage Space”) and the space constituting the entire leasable portion of the sixth (6th) and seventh (7th) floors of the Building (collectively, the “Office Space”) consisting of approximately 49,756 square feet (collectively, the “Office Space”), all measured in accordance with the GWCAR standard method of measurement (exclusive of any existing Building mechanical, electrical, telephone or similar rooms, janitor closets, elevator, pipe and other vertical shafts, ducts and stairwells), and as outlined on the floor plan attached hereto as Exhibit A; the agreed upon rentable square footage of the Leased Premises, including core space, is 55,047 square feet. If Tenant ultimately leases any Additional Space or Offer Space in accordance with the terms of Paragraphs 3 or 4 of the Addendum hereto, then upon Landlord’s delivery of such Space to Tenant, the same shall be deemed to be part of the Leased Premises hereunder.

(6) Proportionate Share. The percentage that the rentable square footage of the Leased Premises bears to the total rentable square footage of all office space in the Building (currently, 183,703), except as provided in Section 1(b)(9) hereof.

(7) Operating Expense Increases. Tenant agrees to pay its Proportionate Share of Operating Expenses (as defined below) in excess of actual Operating Expenses for the calendar year 2006 (the “Base Year”), as more fully provided in Section 3.

(8) Rent Commencement Date. January 1, 2006. Notwithstanding the foregoing, if Tenant beneficially occupies any portion of the Leased Premises, or any portion thereof, for the conduct of Tenant’s business operations (i.e., by moving personnel into the Leased Premises for such purposes) prior to January 1, 2006, then during the period between the initial date of such beneficial occupancy and December 31, 2005 (both dates inclusive), Tenant shall pay Landlord Interim Rent (herein so called) in the amount of [***] per square foot of leasable area per month (pro-rated for any partial month during such period).

(9) (Intentionally Omitted).

(10) Tenant’s Notice Address. To the Leased Premises, Attn: General Counsel; except before the Lease Commencement Date to: 160 Exeter Drive, Winchester, Virginia 22603, Attn: General Counsel. Courtesy copies of such notices shall also be delivered to the following addresses (but the timing of Landlord’s delivery of such courtesy copies and/or Landlord’s failure to deliver the same shall in no way affect the validity or effectiveness of Landlord’s notices to Tenant at the primary notice address specified above): (i) Cassidy & Pinkard, 1750 Tysons Boulevard, Suite 1100, McLean, Virginia 22102, Attention: Paul G. Darr; and to: (ii) Hogan & Hartson, L.L.P., 555 Thirteenth Street, N.W., Washington, DC 20004, Attention: Bruce E. Parmley, Esq.

(11) Leasing Broker(s). Diamond Property Company as to Landlord and Cassidy & Pinkard as to Tenant.

(b) General Definitions, Terms, and Conditions. As used in this Lease, the following words and phrases shall have the meanings indicated and obligate the parties as stated:

(1) Additional Rent. All amounts payable by Tenant to Landlord under this Lease other than the Basic Rent. All remedies applicable to non-payment of Basic Rent shall be applicable to the non-payment of Additional Rent. Herein, Basic Rent and Additional Rent may be referred to in combination as “Rent.”

(2) Building. The office building located at 21000 Atlantic Boulevard, Dulles, Virginia 20166, including the underlying lot, the Common Areas (as defined below), except that Landlord reserves and Tenant shall have no right in and to (i) the ownership (and, except as otherwise expressly provided herein or subsequently agreed upon in writing between Landlord and Tenant, the use) of the exterior faces of all perimeter walls of the Building, (ii) the ownership and, except as otherwise specifically provided herein or subsequently agreed upon in writing between Landlord and Tenant, use of the roof of the Building, or (iii) the ownership and, except as otherwise specifically provided herein, use of the air space above the Building.

(3) Common Areas. All areas and facilities of the Building for the common use and/or benefit of tenants of the Building as allocated by Landlord, including the exterior of the Building and areas and facilities shared with buildings adjacent to the Building, and, including, without limitation, the public lobbies, elevators, corridors, stairways, toilet rooms, parking areas, motor court plaza, loading and unloading areas, roadways and sidewalks. Except as provided herein, throughout the Term, Tenant, its agents, employees and business invitees shall have the non-exclusive right, in common with others, to use the Common Areas of the Building for their intended purpose, subject to the terms and conditions set forth in this Lease (including without limitation, the Rules and Regulations set forth on Exhibit D hereof). Landlord shall have the right at any time, without Tenant’s consent, to change the arrangement or location of entrances, passageways, doors, doorways, corridors, stairs, toilet rooms or other Common Areas of the Building, or to change the name, number or designation by which the Building is known. Notwithstanding the foregoing, in exercising its rights to change the arrangement of the Common Areas, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of and access to the Leased Premises and shall not permanently interfere substantially with or prevent Tenant’s use of or access to the Leased Premises or any material part thereof. In the event that Landlord changes the address or name of the Building, Landlord shall compensate Tenant for its actual reasonable costs of replacing reasonable quantities of business stationery and marketing materials then on hand. Landlord may also designate other land and improvements outside the boundaries of the Building to be a part of the Common Areas, provided that such other land and improvements have a reasonable and functional relationship to the Building. Landlord reserves unto itself the full and complete ownership of all tangible personal property installed by Landlord in the Building.

(4) Event of Default. Any of the events set forth in Section 11 hereof, the same sometimes herein being referred to as a “default” by Tenant.

(5) Intentionally Omitted.

(6) Landlord’s Notice Address.

1 Dulles Town Center, L.L.C.

c/o Lerner Corporation

11501 Huff Court

North Bethesda, Maryland 20895-1094

Attention:        Legal Department

All rental payments shall be forwarded to:

1 Dulles Town Center, L.L.C.

c/o Lerner Corporation

11501 Huff Court

North Bethesda, Maryland 20895-1094

Attention:        Accounts Receivable

                        21000 Atlantic Boulevard

(7) Lease Year. The period commencing on the Lease Commencement Date and ending on the last day of the calendar year in which said Lease Commencement Date occurs shall constitute the first “Lease Year” as such term is used herein. Each successive full calendar year during the Term thereafter shall constitute a “Lease Year” and any portion of the Term remaining after the last full calendar year shall constitute the last “Lease Year” for the purposes of this Lease.

(8) Mortgage. Any mortgage, ground lease or deed of trust which affects any interest in the Building or Landlord, and the word “mortgagee” shall mean the holder of any such mortgage, ground lessor under such ground lease or the beneficiary of any such deed of trust.

(9) Operating Expenses. Except to the extent expressly provided below, all costs, expenses and fees paid, incurred or accrued each Lease Year by Landlord in connection with: the ownership, management, operation, servicing and maintenance of the Building including, but not limited to, any costs incurred in keeping the Building in compliance with code; repairs, maintenance, additions, replacements and improvements to the Building, including any and all parking areas, loading and unloading areas, trash areas, roadways, sidewalks, stairways, landscaped areas, motor court plaza, striping, bumpers, irrigation systems, lighting facilities, building exteriors and roofs, fences and gates; building, janitorial and cleaning supplies; uniforms and dry cleaning services; window cleaning services, plumbing, mechanical, electrical systems, life safety systems and equipment, telecommunication equipment, elevators, escalators, tenant directories, fire detection systems, including sprinkler system maintenance and repair; the cost of trash disposal, janitorial services and security services and systems; service contracts for the maintenance and operation of elevators, boilers, HVAC, mechanical equipment and exercise equipment; with respect to those employees who provide any of the services or perform any tasks related to the operation, and management of the Building, such employees’ wages, salaries and fringe benefits; cost to operate and maintain any news ticker that may be provided in the main lobby; payroll taxes; business and franchise taxes; Real Estate Taxes (as defined in subsection 12 below); any expenses reasonably incurred by Landlord in attempting to protest, reduce or minimize Real Estate Taxes; electricity, gas, oil and other fuels, solid waste and utility charges; sewer and water charges; premiums for fire and casualty, liability, workmen’s compensation and other insurance, including any deductibles; telephone and facsimile services and other communications costs; common transportation services; any costs in connection with equipping, maintaining and operating the health club in the Building; any property owners association dues including the dues of the Dulles Town Center Commercial Owners Association and any other association affecting the Building (such associations being referred to herein collectively as the “Association”); any parking management fee; the cost of all business licenses, including Business Professional and Occupational License Tax and Business Improvements Districts Tax, any gross receipt taxes based on rental income or other payments received by Landlord, commercial rental taxes or any similar taxes or fees; the cost of installing network cabling and maintaining, repairing, securing and replacing network cabling; administrative costs and reasonably and equitably allocated overhead expenses; miscellaneous management-related expenses; and management fees. For purposes of determining Tenant’s Proportionate Share of Operating Expenses which are not fixed and which vary depending upon Building occupancy levels (e.g., janitorial services, electricity, and management fees based upon rental), the Proportionate Share of such expenses shall be adjusted utilizing as the numerator the rentable square footage of the Leased Premises and as the denominator the rentable square footage of office tenants in occupancy of the Building each Lease Year. If the cost incurred in making a repair or improvement or replacing any equipment is not fully deductible as an expense in the year incurred in accordance with generally accepted accounting principles, the cost shall be amortized over the useful life of the repair, improvement or equipment, as reasonably determined by Landlord, together with an interest factor on the unamortized cost of such item equal to the lesser of (i) ten percent (10%) per annum, or (ii) the maximum rate of interest permitted by applicable law. If the Building is less than ninety-five percent (95%) occupied at any time, Operating Expenses for the Base Year and all subsequent Lease Years shall be grossed up to reflect the amount that Landlord reasonably determines such Operating Expenses would have been if the Building were ninety-five percent (95%) leased.

Notwithstanding the foregoing or any other provision of this Lease to the contrary, the parties agree that Operating Expenses shall not include the following: (i) ground rent; (ii) salaries, benefits, wages or fees for employees above the grade of senior property manager or for officers or partners of Landlord; (iii) costs and expenses which would otherwise be included in Operating Expenses to the extent such costs and expenses exceed the competitive rates for similar services of comparable quality, rendered by persons or entities of similar skill, competence and experience (i.e., that portion of the costs and expenses for such services that exceed the competitive rate shall not be included in Operating Expenses), provided however that a management fee of four percent (4%) of gross revenues shall be deemed not to exceed the competitive rate and shall be included in the Base Year Operating Expenses and each comparative year; (iv) to the extent that employees are not employed exclusively at the Building, the costs and expenses with respect to such employees should be prorated; (v) any expense: (1) for which Landlord is actually specifically reimbursed by another tenant (other than by virtue of general contributions towards Operating Expenses by tenants pursuant to leases) or other third party; or (2) for which Landlord (A) is entitled to be specifically reimbursed by another tenant or other third party, and (B) unsuccessfully seeks collection of such reimbursement from another tenant or other third party (such as insurance or warranty proceeds unsuccessfully sought by Landlord) [it being understood and agreed that, Landlord shall utilize good faith efforts to collect any material amount from such third party sources to the extent that Landlord has a legitimate claim to collect the same, but the fact that an expense (other than a major expense) may merely be eligible for reimbursement from a third party source (such as insurance proceeds) shall not operate to exclude such expense from Operating Expenses if Landlord, in good faith and in the exercise of its reasonable business judgment, elects not to seek reimbursement from such third party source (such election thereby resulting in the failure of such expense to satisfy the condition for exclusion in (2)(B) above)]; (vi) all items, utilities and services for which Tenant specifically reimburses Landlord or for which Tenant pays third parties; (vii) all costs or expenses (including fines, penalties, interest and legal fees) incurred due to the violation by Landlord, its employees, agents or contractors, of the terms and conditions of any lease or other occupancy agreement pertaining to the Building; (viii) payment of principal, finance charges or interest on debt or amortization on any mortgage or other debt or any penalties assessed as a result of Landlord’s late payments of such amounts; (ix) any costs of Landlord’s general overhead, including general and administrative expenses, which costs would not be chargeable to Operating Expenses of the Building, in accordance with generally accepted accounting principles, consistently applied; (x) any otherwise includible costs of correcting defects in the Building and/or any associated garage facilities and/or equipment or replacing defective equipment to the extent such costs are covered by warranties of manufacturers, suppliers or contractors; (xi) all fines, penalties or interest for failure to make any tax payment in a timely fashion; (xii) all costs and expenses associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any Landlord’s Mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Building, costs related to the defense of Landlord’s title to the real estate containing the Building or costs of any disputes between Landlord and its employees (if any) not engaged in Building operation; (xiii) non-cash items such as depreciation and amortization except as otherwise specifically provided in this Lease; (xiv) leasing commissions, marketing costs, attorney’s fees, costs, disbursements, and other expenses incurred in connection with solicitation, negotiation or termination with tenants, other occupants or prospective tenants or other occupants of the Building; (xv) capital improvements other than those made with the intention of complying with laws (to the extent that the same are not excluded pursuant to clause (xxii) below) or insurance, reducing operating expenses, or replacing an existing item; (xvi) all “tenant allowances”, “tenant concessions” and other costs or expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants of the Building; (xvii) any costs in connection with services, items or other benefits of a type or quantity which are not standard for the Building and which are not offered to Tenant, but which are provided to another tenant or occupant of the Building; (xviii) all expenses directly resulting from disputes between Landlord and another tenant of the Building; (xix) hazardous materials cleanup costs to the extent not caused by Tenant; (xx) Federal, state, county or municipal taxes, death taxes, excess profit taxes, franchise or any taxes imposed or measured on or by the income or revenue of Landlord from the operation of the Building, all to the extent not properly includable as Real Estate taxes; (xxi) contributions to Operating Expense reserves; (xxii) costs arising directly from the willful misconduct of Landlord; and (xxiii) costs incurred to correct violations of laws, codes, statutes, orders or regulations, to the extent that: (1) the condition being corrected existed as of the Lease Commencement Date, and (2) constituted an outstanding violation of such law, code, statute, order or regulation as of the Lease Commencement Date (it being the intent of the parties that Operating Expenses shall properly include the cost of complying with any law, code, statute, order or regulation to the extent that such law, code, statute, order or regulation is enacted, modified or enforced differently following the Lease Commencement Date).

(10) Person. A natural person, partnership, corporation or any other form of business or legal association or entity.

(11) Prime Rate. The prime rate of interest reported from time to time in The Wall Street Journal.

(12) Real Estate Taxes. All taxes, assessments, water and sewer rents, if any, and other charges, if any, general, special or otherwise, including all assessments for schools, public improvements or betterments and general or local improvements, levied or assessed upon or with respect to the ownership of and/or all other taxable interests in the Building imposed by any public or quasi-public authority having jurisdiction, including without limitation, the Route 28 Tax District and Community Development Authority Taxing District. Except for taxes, fees, charges and impositions described in the next succeeding sentence, Real Estate Taxes shall not include any income, inheritance, estate, succession, transfer, gift or profit tax. If at any time during the Term the methods of taxation shall be altered so that in addition to or in lieu of or as a substitute for the whole or any part of any Real Estate Taxes levied, assessed or imposed there shall be levied, assessed or imposed (i) a tax, license fee, excise or other charge on the rents received by Landlord, or (ii) any other type of tax or other imposition in lieu of, or as a substitute for, or in addition to, the whole or any portion of any Real Estate Taxes, then the same shall be included as Real Estate Taxes. A tax bill or true copy thereof, together with any explanatory or detailed statement of the area or property covered thereby, submitted by Landlord to Tenant shall be prima facie evidence of the amount of taxes assessed or levied, as well as of the items taxed. In the event the Building or any building or land adjacent to the Building in which Landlord has an interest is not separately assessed and taxed, Landlord shall have the right to allocate a proportionate share to the Building and Landlord’s reasonable determination thereof shall be binding on the parties hereto. If any real property tax or assessment levied against the land, buildings or improvements covered hereby or the rents reserved therefrom, shall be evidenced by improvement or other bonds, or in other form, which may be paid in annual installments, only the amount paid or accrued in any Lease Year shall be included as Real Estates Taxes for such Lease Year.

(13) Requirements. All laws, statutes, ordinances, codes, orders, rules, regulations, requirements and safety recommendations of all federal, state and municipal governments, and the appropriate agencies, offices, departments, boards and commissions thereof, Landlord’s insurer(s), the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar functions, whether now or hereafter in force, applicable to the Building or any part thereof and/or the Leased Premises, and all covenants, restrictions or agreements now or hereafter recorded among the land records of the jurisdiction in which the Building is located affecting the Building, as such covenants may be amended from time to time, and notices from Landlord’s mortgagee, as to the manner of use or occupancy or the maintenance, repair or condition of the Leased Premises and/or the Building, and the requirements of the carriers of all fire and other insurance policies maintained by Landlord on or with regard to the Building.

(14) Tenant Improvements. All tenant improvements to be constructed in accordance with Exhibit B attached hereto.

(15) Term. The Initial Term and the extended term(s), if any, as to which Tenant shall have effectively exercised any right to extend, but in any event the Term shall end on any date when this Lease is sooner terminated in accordance with the provisions hereof.

2. Term.

(a) Upon the execution and delivery of this Lease by both parties hereto, Landlord shall be deemed to have delivered and Tenant shall be deemed to have accepted possession of the Leased Premises. The Term of this Lease (sometimes referred to herein as the “Lease Term”) shall commence upon such date (“Lease Commencement Date”). Promptly after Lease Commencement Date and Rent Commencement Date are ascertained, if requested by Landlord, Tenant shall, within thirty (30) days after Landlord’s request, complete and execute the letter attached hereto as Exhibit C and deliver it to Landlord. Tenant’s failure to execute the letter attached hereto as Exhibit C (or object to the same in writing noting any matters therein that Tenant contends are inaccurate) within said thirty (30) day period shall constitute Tenant’s acknowledgement of the truth of the facts contained in the letter delivered by Landlord to Tenant. Prior to entering any portion of the Leased Premises, Tenant shall obtain all insurance it is required to obtain by the Lease and shall provide certificates of said insurance to Landlord. Tenant shall coordinate such entry with Landlord’s building manager, and such entry shall be made in compliance with all terms and conditions of this Lease and the Rules and Regulations set forth in Exhibit D attached hereto. Tenant shall not be entitled to make any alterations or improvements to the Leased Premises until the Plans (as defined in Exhibit B) have been finally approved by Landlord in accordance with Exhibit B. Except for purposes of constructing the Tenant’s Improvements in accordance with Exhibit B, Tenant shall not be permitted to occupy the Leased Premises for purposes of conducting its business therein or for any other purpose, unless and until Tenant delivers to Landlord a certificate of occupancy and any other approvals required for Tenant’s occupancy of the Leased Premises from any governmental authorities having jurisdiction over the Leased Premises, all of which shall be obtained by Tenant at Tenant’s sole cost and expense. If the Leased Premises, or any portion thereof, are otherwise available for Tenant to take possession thereof, but Tenant is not permitted to take possession of the Leased Premises because Tenant has failed to deliver to Landlord evidence reasonably satisfactory to Landlord that all insurance required hereunder to be carried by Tenant and its contractor is effective, then (i) Landlord shall be deemed to have tendered possession of the Leased Premises (or portion thereof) to Tenant, (ii) neither the Lease Commencement Date nor the Rent Commencement Date shall be delayed as a result thereof, and (iii) Tenant shall be entitled to access the Leased Premises (or portion thereof) when such evidence of insurance has been delivered to Landlord.

(b) (Intentionally Omitted).

(c) Notwithstanding the foregoing provisions of this Section 2, if Landlord is unable to tender possession of any portion of the Leased Premises to Tenant on or before any date because Landlord is unable to complete Landlord’s Work (if any) or for any other reason and such inability is caused by any act or omission of Tenant, its employees, officers, directors, agents or independent contractors (collectively, “Tenant Delays”), then Landlord nonetheless shall be deemed to have tendered possession of such portion of the Leased Premises to Tenant as of the aforementioned date on which Landlord would have otherwise delivered possession of such portion of the Leased Premises to Tenant, even though Tenant may not in fact have occupied the Leased Premises on such date, and Landlord shall actually deliver such portion of the Leased Premises to Tenant as soon as practicable thereafter.

(d) If permission is given to Tenant (or its employees, agents or contractors) to use or access the Leased Premises, to enter into the possession of the Leased Premises or to occupy premises other than the Leased Premises prior to the Lease Commencement Date, Tenant covenants and agrees that such access, possession or occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease. Similarly, Tenant’s access to and temporary possession and occupancy of the Additional Space (as defined in Paragraph 3 of the Addendum hereto) (which access and temporary possession and occupancy rights shall be deemed given to Tenant as of the Lease Commencement Date) for the purposes of performing the Tenant Improvements therein (as contemplated pursuant to the terms of Paragraph 3 of the Addendum and Exhibit B hereto), shall be deemed to be under and subject to all of the terms, covenants, conditions and provisions of this Lease.

(e) Notwithstanding any provision hereof to the contrary, in the event that the Lease Commencement Date has not occurred within five (5) years of the date of the execution of this Lease by all parties hereto, then this Lease shall automatically terminate and be without further force and effect. The parties acknowledge that the terms of the foregoing sentence are included herein for the purposes of ensuring that this Lease comply with the common law Rule Against Perpetuities, as the same is recognized under Virginia law, and in no way is said five (5) year period intended as an estimate of the expected timing of the Lease Commencement Date.

3. Rent and Additional Rent; Computation of Operating Expense Increases.

(a) Payment of Basic Rent and Additional Rent. Tenant shall pay the Basic Rent in equal monthly installments in advance on the first day of each month during the Term commencing on the Rent Commencement Date (except as provided in Section 1(a)(8) above); provided, however, if the Rent Commencement Date is not the first day of a month, Basic Rent for the period commencing on the Rent Commencement Date and ending on the last day of the month in which the Rent Commencement Date occurs shall be pro-rated for each day at the rate of one-thirtieth (1/30) of the full monthly installment of Basic Rent and paid on the Rent Commencement Date. If any due and owing Basic Rent is underpaid as a result of failure to make any required adjustment thereto or other cause, after such required adjustment thereto or other cause, Tenant shall pay such deficiency in its entirety along with the next monthly payment of Basic Rent. Tenant shall also pay its Proportionate Share of Operating Expense Increases as provided in Sections 1(a)(7) and 3(b) hereof. The Basic Rent and all Additional Rent shall be paid promptly when due, in lawful money of the United States, without notice or demand and, except as may be otherwise expressly provided herein, without deduction, diminution, abatement, counterclaim or set-off of any amount or for any reason whatsoever, to Landlord at Landlord’s Notice Address or at such other address or to such other person as Landlord may from time to time designate. If Tenant makes any payment to Landlord by check, the same shall be by check of Tenant only, and Landlord shall not be required to accept the check of any other person, and any check received by Landlord shall be deemed received subject to collection. If any check is mailed by Tenant, it should mailed to Landlord’s Notice Address and Tenant shall post such check in sufficient time prior to the date when payment is due so that such check will be received by Landlord on or before the date when payment is due. Tenant shall assume the risk of lateness or failure of delivery of the mails. If, during any Lease Year, Landlord receives two or more checks from Tenant which are returned by Tenant’s bank for insufficient funds or are otherwise returned unpaid, Tenant agrees that all checks thereafter shall be either bank certified or bank cashier’s checks. All bank service charges resulting from any bad checks shall be borne by Tenant. In no event shall the operation of any provision hereunder concerning Additional Rent, including without limitation those provisions of Section 3(b), result in the payment by Tenant in any month of less than the Basic Rent shown on the Schedule on 1(a)(2). The Rent reserved under this Lease shall be the total of all Basic Rent and Additional Rent, increased and adjusted as elsewhere herein provided, payable during the entire Term and, accordingly, the methods of payment provided for herein, namely, annual and monthly rental payments, are for convenience only and are made on account of the total Rent reserved hereunder, provided, however, that unless an Event of Default has occurred and is continuing, Landlord cannot demand payment of the total Rent reserved hereunder in anything but monthly rental payments.

(b) Computation of Operating Expenses.

Beginning on the first anniversary of the Rent Commencement Date, Tenant shall pay, as Additional Rent, Tenant’s Proportionate Share of Operating Expense Increases (as defined below) as hereinafter provided. For the purposes hereof, “Operating Expense Increases” shall mean the amount, if any, by which Operating Expenses for any Lease Year following the Base Year exceed Operating Expenses for the Base Year. Beginning with the 2006 Base Year, within a reasonable period (not to exceed one year) following the expiration of each Lease Year, Landlord shall submit to Tenant a statement setting forth in reasonable detail the Operating Expenses for the preceding Lease Year, as well as Landlord’s estimate of the Operating Expenses for the following (current) Lease Year. (Alternatively, Landlord may render a statement of Landlord’s estimate of the Operating Expenses for the following (current) Lease Year separately from Landlord’s statement of the actual Operating Expenses for the preceding Lease Year). Beginning with the first Lease Year for which additional rent is due pursuant to this subparagraph (b), such statement shall be accompanied by a statement (the “Statement”) setting forth the amount, if any, due to Landlord from Tenant for such previous Lease Year on account of such Operating Expense Increases (based upon the difference, if any, between the estimated payments towards Tenant’s Proportionate Share of Operating Expense Increases made by Tenant and the actual Tenant’s Proportionate Share of Operating Expense Increases). Prior to the rendition of any such Statement containing Landlord’s estimate of the following (current) Lease Year’s Operating Expense Increases, Tenant shall continue to pay to Landlord, on the first day of each month, 1/12th of Landlord’s most-recent estimate of the Tenant’s Proportionate Share of Operating Expense Increases for the preceding Lease Year. If any such Statement applicable to the period following the first anniversary of the Rent Commencement Date shows that Tenant’s Proportionate Share of Operating Expense Increases remains due from Tenant with respect to such preceding Lease Year, then Tenant shall make payment of any unpaid portion thereof within thirty (30) days after delivery of such Statement. Similarly, if any such Statement applicable to the period following the first anniversary of the Rent Commencement Date shows that Tenant has paid more than Tenant’s actual Proportionate Share of Operating Expense Increases then any such overpayment shall be credited towards Tenant’s next occurring Rent obligations hereunder (or, if such Statement is delivered following the expiration or termination of the Lease and the amount of such credit exceeds the amount of any outstanding Tenant rental obligation, then the same shall be promptly refunded to Tenant). Following delivery of such Statement, Tenant shall also pay to Landlord as Additional Rent, commencing as of the first day of the month immediately following the rendition of such Statement and on the first day of each month thereafter until a new statement is rendered, 1/12th of Landlord’s new estimate of the Tenant’s Proportionate Share of Operating Expense Increases to be due from Tenant for the current Lease Year; and, Tenant shall also pay to Landlord, as additional rent, within thirty (30) days after receipt of such Statement, an amount equal to the difference between (a) the product obtained by multiplying the estimated Tenant’s Proportionate Share of Operating Expense Increases for the current Lease Year by a fraction, the denominator of which shall be twelve (12) and the numerator of which shall be the number of months of the current Lease Year which shall have elapsed prior to the first day of the month immediately following the rendition of such Statement, and (b) the sum of all previous payments (if any) of Operating Expense Increases made by Tenant with respect to such prior months in the current Lease Year. Payments based on the estimated Tenant’s Proportionate Share of Operating Expense Increases for the current Lease Year shall be credited toward the actual Operating Expense Increases due from Tenant for the current Lease Year, subject to adjustment as and when the Statement for such current Lease Year is rendered by Landlord. All obligations of Landlord and Tenant applicable to the Term of the Lease with respect to the payment of Operating Expense Increases and reimbursement of overpayments thereof shall survive the expiration or termination of the Lease.

(c) Interest. If Tenant fails on more than one occasion during any Lease Year to pay any Basic Rent or Additional Rent within five (5) days after the same becomes due and payable, interest shall accrue from the date due on the unpaid portion thereof at a rate of one percent (1%) per month, or three (3) percentage points above the Prime Rate in effect on such due date, whichever is higher, but in no event at a rate higher than the maximum rate allowed by law. Such interest shall be deemed Additional Rent hereunder and shall be collectible as such.

(d) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Basic Rent or Additional Rent; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Landlord may accept any check or payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy available to Landlord.

(e) Late Payment Charge. If Tenant fails to pay any Basic Rent or Additional Rent within ten (10) days after the same becomes due and payable, Tenant shall also pay to Landlord a late payment service charge equal to the greater of Five Hundred ($500.00) or Five Percent (5%) of such unpaid sum for each month such sum remains unpaid. Notwithstanding the foregoing, on the first two (2) occasions of such a failure to timely pay by Tenant during any Lease Year, no such late payment charge shall be payable unless Tenant fails to make the required late payment of Basic Rent or Additional Rent within five (5) days following written notice from Landlord regarding Tenant’s failure to timely pay the same. Such payment shall be deemed liquidated damages and not a penalty, but shall not excuse the timely payment of Rent. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

(f) Right to Audit. Within one hundred twenty (120) days (except as provided in Section 1(a)(2) with respect to the Base Year) after receipt of any Statement referred to in (b) above, an independent certified public account retained by Tenant (“Auditor”) shall have the right, at Tenant’s expense, to inspect Landlord’s Operating Expenses records relating to the Lease Year covered by the Statement. The inspection must be completed within ninety (90) days of: Landlord’s making such records available to Tenant. No such inspection may be conducted on a contingency basis by the Auditor (and therefore no portion of the fee or other compensation payable to the Auditor may in any way be tied to the results of such inspection), and any such inspection conducted on such basis shall be deemed void for the purposes hereof, and Tenant hereby waives and further rights to inspect Landlord’s records relating to Operating Expenses following the performance of an inspection on such basis. No subtenant shall have any right to conduct an inspection and no assignee shall conduct an inspection for any period prior to the effective date of the assignment of the Lease. The results of such inspection and any information obtained during the performance thereof shall be kept confidential by Tenant and its Auditor, and at Landlord’s request, such Auditor must agree in writing (in a commercially reasonable form) to keep such results and information confidential and not to reveal the same to any parties other than Landlord and Tenant. Before conducting any inspection, Tenant must pay the full amount of Tenant’s Proportionate Share of Operating Expense Increases billed and other Rent due. Tenant may review only those records of Landlord that are specifically related to Operating Expenses. The inspection shall be conducted in a location in the Northern Virginia, Washington, D.C. metropolitan area and at a reasonable time determined by Landlord. Upon receipt thereof, but in any event, no later than thirty (30) days following the conduct of such inspection, Tenant will deliver to Landlord a copy of the written report procured as a result of the inspection and all accompanying data. Tenant may not conduct an inspection more often than once each Lease Year. Tenant may inspect records only with respect to the Lease Year in question. The parties shall negotiate in good faith to resolve any disputes that arise out of any such inspection. If such inspection by Tenant’s Auditor (as the results thereof are finally agreed upon by Landlord and Tenant) conclusively reveals that Landlord overstated Operating Expenses for the Lease Year in question by more than four percent (4%), then Landlord shall reimburse Tenant the reasonable out-of-pocket third party costs of Tenant in conducting such inspection up to a maximum of Five Thousand and 00/100 Dollars ($5,000.00). Any over payment or underpayment of Operating Expense Increases revealed by such inspection shall be refunded by Landlord or paid by Tenant within thirty (30) days.

4. Services and Utilities.

(a) Types. Throughout the Term, Landlord agrees that, without additional charges except as set forth: (i) in the Operating Expenses provisions of the Lease, and (ii) as otherwise set forth in this Lease, it will furnish to Tenant the following services. Such services shall be of the quality and character as provided by Landlord’s managing agent, Lerner Corporation, at similar class A buildings managed by Lerner Corporation in Northern Virginia (such as the Corporate Office Center at Tysons II) (“Service Standard”).

(1) Electricity twenty-four (24) hours per day for normal lighting purposes and the operation of ordinary office equipment, in accordance with Section 6(b) hereof;

(2) Adequate supplies for toilet rooms;

(3) Normal and usual cleaning and char services each day except on Saturdays, Sundays and Building Holidays (as defined below) in accordance with the specifications set forth in Exhibit E hereto, as the same may be modified from time to time by Landlord in its reasonable discretion;

(4) Hot and cold running water in the bathrooms;

(5) Landlord will also provide elevator service by means of automatically operated elevators. Such elevator service shall be provided on a twenty-four (24) hour per day, seven (7) day per week basis. However, Landlord shall have the right to remove elevators from service as the same shall be required for moving freight, or for servicing or maintaining the elevators and/or the Building provided that, except in the event of an emergency or as absolutely necessary for repair and maintenance purposes, at least one (1) elevator shall be available to allow Tenant to access the Leased Premises at all times;

(6) Air cooling/heating, when required, between the hours of 7:00 A.M. and 7:00 P.M. Mondays through Fridays and between 9:00 A.M. and 1:00 P.M. on Saturdays, except on the following Building Holidays (herein so called): New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day and Christmas Days (or such business days on which the foregoing days are recognized/celebrated by the federal government) [If air cooling/heating is provided to Tenant during hours and/or days other than those set forth above, Tenant shall pay Landlord for such additional service at the rate of $30 per hour for floor during the first three (3) Lease Years, and such increased rate as Landlord shall establish on an annual basis thereafter based upon increases in utility costs related to providing such service.];

(7) [RESERVED];

(8) All electric bulbs, ballasts and fluorescent tubes in standard 2’x 2’ and 2’ x 4’ light fixtures in the Leased Premises and the Common Areas;

(9) Facilities for parking as specified herein;

(10) Two (2) keys to the Leased Premises along with an allotment of two hundred nineteen (219) building access cards (based upon a ratio of four (4) cards per 1,000 square feet in the Leased Premises) at no cost to Tenant; with all additional keys and access cards at the cost of Tenant (based upon Landlord’s actual direct cost thereof);

(11) Lamping of all Building standard ceiling lighting fixtures in the Leased Premises;

(12) An electronic card-key building access system which will provide Tenant with twenty-four (24) hours per day, seven (7) days per week access to the Building and parking garage, provided, however, that Tenant acknowledges and agrees that repairs, hazardous conditions and circumstances beyond Landlord’s reasonable control may prevent access to the Leased Premises or parking garage from time to time;

(13) A health club (which shall be furnished with fitness equipment prior to the Rent Commencement Date) in a location reasonably chosen by Landlord in the Building, including locker and shower facilities for use by Tenant and its employees in common with other Building occupants;

(14) Initial Building directory signage strips or identification in a computer directory, elevator lobby signage on each floor of the Leased Premises and suite entry signage as provided in Section 24 herein. Tenant shall receive Tenant’s Proportionate Share of the Building directory signage strips as set forth in Section 24 herein [The design, size, location and materials of such signage shall be in accordance with Landlord’s standard Building signage package except to the extent such signage package conflicts with the provisions contained in Section 24.];

(15) a staffed concierge desk in the lobby of the Building during regular business hours (as reasonably determined by Landlord); and

(16) a vending area in the common area of the Building with food and beverage service equipment consistent with a “high-end” vending area (which vending area shall be equipped prior to the Rent Commencement Date).

(b) Access. Upon reasonable prior notice (except in the event of an emergency, in which case no such notice shall be required), Landlord shall have access to and reserves the right to inspect, erect, use, connect to, maintain and repair pipes, ducts, conduits, cables, plumbing, vents and wires, and other facilities in, to and through the Leased Premises as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the Building (including the servicing of other occupants of the Building) and the right at all times to transmit water, heat, air conditioning and electric current through such pipes, conduits, cables, plumbing, vents and wires and the right to interrupt the same in suspected emergencies without eviction (constructive or otherwise) of Tenant, abatement of Rent or liability for damages of any kind. In exercising its rights under this subparagraph (b), Landlord will utilize commercially reasonable efforts to minimize any interference with Tenant’s ability to utilize the Leased Premises as contemplated hereunder.

(c) Interruption in Services. Except as expressly provided below in this subparagraph (c), Tenant agrees that Landlord shall not be liable to Tenant for its failure to furnish gas, electricity, elevator, telephone service, water, HVAC or any other utility services or building services when such failure is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, telephone service or other utility at the Building, by any accident, casualty or event arising from any cause whatsoever, including the negligence of Landlord, its employees, agents and contractors, by act, negligence or default of Tenant or any other person or entity, or by an other cause, including bomb scares, and such failures shall not be deemed to constitute an eviction (constructive or otherwise) or disturbance of Tenant’s use and possession of the Leased Premises or relieve Tenant from the obligation of paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for loss of property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any such services or utilities. Landlord may comply with mandatory or voluntary controls or guidelines promulgated by any governmental entity or utility provider relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease. Notwithstanding the foregoing, if there is a failure by Landlord to furnish the utilities or services specified above, which failure: (i) interferes substantially with or prevents Tenant’s use of the Leased Premises or any material part thereof, (ii) is caused by the negligence or willful misconduct of Landlord, and (iii) continues for five (5) consecutive days (any such failure that satisfies all three (3) criteria specified in (i) through (iii) above, being referred to herein as a “Substantial Interference”), then, as Tenant’s sole and exclusive remedy in connection with any such failure by Landlord, the Basic Rent shall abate for the period beginning on the sixth (6th) day following such interruption and continuing until such Substantial Interference is remedied, based upon the portion or portions of the Leased Premises rendered unusable by such Substantial Interference with utilities or services.

5. Maintenance and Repairs.

Subject to the provisions of this Section 5 and Section 8 below and subject to reimbursement by Tenant in accordance with the provisions of this Section 5 and Sections 1(b)(9) and 3 herein, Landlord agrees to maintain, consistent with the Service Standard specified in Section 4(a) above, the structural portions of the Building and central Building mechanical, electrical and plumbing systems, the Common Areas, and Building standard items in the Leased Premises (including: (i) the restroom facilities that would otherwise constitute “Common Areas” on multi-tenanted floors, (ii) building standard lighting fixtures, ballasts and bulbs, (iii) Landlord-installed sprinkler heads and systems, and (iv) any portions of Building systems located behind walls or at or above finished ceilings), as well as any ceiling tiles damaged by roof leaks, in good order and repair throughout the Term. Such maintenance obligations of Landlord shall include the obligation to comply with all applicable laws, statutes, rules, regulations, orders and codes applicable to the same (although if such compliance arises as a result of the unique use of the Leased Premises by Tenant, the acts or omissions of Tenant, its employees, agents or contractors, or any alterations, improvements or other installations undertaken by or on behalf of Tenant, then Landlord shall undertake the necessary compliance obligations at Tenant’s cost and expense. Tenant, and not Landlord, shall be responsible for (i) maintaining all other improvements to the Leased Premises including, with the exception of the items described above for which Landlord is responsible, portions of Building systems which are not behind walls or at or above finished ceilings, and (ii) reimbursing Landlord for the full cost of any repairs to the Leased Premises or to any part of the Building caused by the unreasonable wear and tear by or negligence or willful act of Tenant or its agents, employees or invitees, such reimbursement to be collectible as Additional Rent hereunder within thirty (30) days following written demand by Landlord. Any contractors performing repairs which are the responsibility of Tenant hereunder must receive the prior written approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and must provide Landlord in advance of such work with a certificate of insurance naming Landlord and the other parties named in Section 7(a)(1) as additional insureds. In addition, it is understood and agreed that, at Tenant’s request, and at Tenant’s cost and expense, Landlord may assist (whether by performing portions of such work and/or coordinating the performance of the same by third party contractors or vendors) Tenant in the performance of certain portions of Tenant’s maintenance and repair obligations hereunder.

6. Use of Leased Premises.

(a) General Offices. Tenant shall use and occupy the Leased Premises solely for general office purposes, and shall not use or permit or suffer the use of the Leased Premises for any other purpose whatsoever. Also, in any announcement of this Lease or other advertising of Tenant in newspapers, magazines or similar type publications making reference to this Lease or the Leased Premises, Tenant shall also make reference to “The Corporate Office Park at Dulles Town Center”. Tenant and its employees may utilize the Common Area fire stairwells serving the Leased Premises for internal access to the various portions of the Leased Premises, provided that the same is undertaken in accordance with and subject to the terms and conditions of this Section 6. Without limiting the generality of the foregoing, any use of the Common Area fire stairwells shall be undertaken: (i) in compliance with all applicable codes and laws, (ii) in a manner consistent with any security requirements imposed by Landlord or applicable law (including, without limitations, card readers on all doors by which such stairwells are accessed), and (iii) for the limited purpose of allowing Tenant’s employees to traverse between portions of the Leased Premises. Subject to the foregoing and further subject to Landlord’s prior written approval (not to be unreasonably withheld) of any plans and specifications with respect to the same, Tenant’s use of the fire stairwells may include, at Tenant’s option and at Tenant’s cost and expense, security devices such as card readers on such doors in order to limit entrance into the Leased Premises from such stairwells to Tenant’s employees.

(b) Covenants. Throughout the Term, Tenant covenants and agrees to: (i) keep the Leased Premises in a neat and clean condition; (ii) pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant’s business, upon the leasehold estate created by this Lease or upon Tenant’s fixtures, furnishings or equipment in the Leased Premises; (iii) not to use or permit or suffer the use of any portion of the Leased Premises for any immoral or unlawful purpose, for any purpose which would injure the reputation of the Building, or in any manner which might be hazardous or might jeopardize Landlord’s insurance coverage or increase Landlord’s insurance premium; (iv) not to allow any pets to be brought into the Leased Premises; (v) not to use or permit or suffer the use of the plumbing facilities for any purpose other than that for which they were constructed, or dispose or permit or suffer the disposal of any foreign substances therein; (vi) not to place a load on any floor exceeding the floor load per square foot which such floor was designed to carry in accordance with the plans and specifications of the Building, and not install, operate or maintain in the Leased Premises any heavy item of equipment except in such manner as to achieve a proper distribution of weight; (vii) not to strip, overload, damage or deface the Leased Premises, the floors, or the hallways, stairways, elevators, parking facilities or other Common Areas of the Building, or the fixtures therein or used therewith, nor to permit any hole to be made in any of the same; (viii) not to move any furniture or equipment into or out of the Leased Premises except at such times and in such manner as Landlord may from time to time reasonably agree to or designate; (ix) not to use or permit or suffer the use of any floor adhesive in the installation of any carpeting; (x) not to install or operate in the Leased Premises any electrical, heating and cooling, or refrigeration equipment, computer equipment, electronic data processing equipment, punch card machines or other equipment using electric current in excess of standard voltage or amperage (which standard voltage shall mean: (1) 5 watts per square foot demand load for Tenant general power and distribution, and (2) 2 watts per square foot for Tenant lighting), or in excess of that to be provided by Landlord pursuant to this Section 6(b), or requiring non-standard electrical wiring outlets, circuits or panels (other than ordinary office equipment such as electric typewriters, adding machines, television sets, radios, clocks and lamps), without first obtaining the written consent of Landlord (which consent shall not be unreasonably withheld, but may be conditioned upon Tenant’s agreement to make direct payment to the local utility company or the payment by Tenant of an Additional Rent to Landlord, for Tenant’s excessive consumption of electricity and for the cost of additional wiring or metering which may be required for the operation of such equipment and machinery); (xi) not to install any other equipment of any kind or nature which will or may overheat, exceed the capacity, or otherwise necessitate any repairs, changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air conditioning system or electrical system of the Leased Premises or the Building, without first obtaining the written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion; and (xii) at all times to comply with the Requirements. The parties acknowledge that Tenant is contemplating installing supplemental HVAC equipment to serve the Leased Premises. Tenant may install the same, subject to Landlord’s prior written consent, in accordance with the terms and conditions set forth in clause (x) above.

(c) Compliance. Tenant will not use or occupy the Leased Premises in violation of any Requirements imposed by any federal, state and municipal governments, and the appropriate agencies, offices, departments, boards and commissions thereof, as well as all covenants, restrictions or agreements now or hereafter recorded among the land records of the jurisdiction in which the Building is located affecting the Building, as such covenants may be amended from time to time. Tenant will not use or occupy the Leased Premises in material violation of any Requirements imposed by Landlord’s insurer(s), the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar functions or Landlord’s mortgagee. If any governmental authority, after the commencement of the Term, shall contend or declare that the Leased Premises are being used for a purpose which is in violation of any Requirements, then Tenant shall, immediately discontinue such use of the Leased Premises. If thereafter the governmental authority asserting such violation threatens, commences or continues criminal or civil proceedings against Landlord for Tenant’s failure to discontinue such use, in addition to any and all rights, privileges and remedies given to Landlord under this Lease for default therein, Landlord shall have the right to immediately terminate this Lease. Tenant shall indemnify and hold Landlord harmless of and from any and all liability (including attorneys’ fees) for any such violation or violations to the extent that such violations do not result from the gross negligence or willful misconduct of Landlord.

(d) Rules and Regulations. Tenant and its agents, employees and invitees shall comply in all material respects with and observe all rules and regulations concerning the use, management, operation, safety and good order of the Leased Premises and the Building as may be reasonably promulgated and amended from time to time by Landlord. Initial rules and regulations are attached hereto as Exhibit D. Tenant shall be deemed to have received notice of any amendment to the rules and regulations when a copy of such amendment has been delivered to Tenant in the manner prescribed for the giving of notices. Tenant shall comply in all material respects with all fire protective rules and regulations promulgated by the Landlord for the safety of the Building and its occupants, including rules prescribing certain types of materials and prohibiting other types of materials in the Building. Landlord shall not be responsible to Tenant for any violation of the rules and regulations, or the covenants or agreements contained in any other lease, by any other tenant of the Building, or its agents or employees, and Landlord may waive any or all of the rules or regulations in respect of any one or more tenants for good cause so long as such rules and regulations are otherwise enforced in a substantially non-discriminatory manner.

7. Insurance.

(a) Tenant

(1) Types; Limits. Tenant, at Tenant’s sole cost and expense, shall obtain and maintain in effect at all times during the Term, a policy of commercial general liability insurance with broad form property damage endorsement, naming Landlord, DTC Partners, L.L.C., Lerner Enterprises, LLC, Lerner Corporation, and all members, partners and owners thereof and any mortgagee of the Building, any ground landlord and any other party requested by Landlord as additional named insured(s), protecting such parties against any liability for bodily injury, death or property damage occurring upon, in or about any part of the Building, the Leased Premises or any appurtenances thereto, with such policies to afford protection to the limit of not less than Three Million Dollars ($3,000,000) with respect to bodily injury or death to any one person, to the limit of not less than Ten Million Dollars ($10,000,000) with respect to bodily injury or death to any number or persons in any one accident, and to the limit of not less than Three Million Dollars ($3,000,000) with respect to damage to the property of any one Person, and with a deductible no greater than One Thousand Dollars ($1,000.00) for any single occurrence. Tenant shall obtain and keep in force during the Term of this Lease special form property insurance with coverages reasonably acceptable to Landlord. Said insurance shall be written on a one hundred percent (100%) replacement cost basis on Tenant’s personal property, all tenant improvements installed at the Leased Premises by Landlord or Tenant, Tenant’s trade fixtures and other property. By way of example and not limitation, such policies shall provide protection against any peril included within the classification “fire and extended coverage,” against vandalism and malicious mischief, theft, sprinkler leakage, sewer backup, and flood damage. Tenant shall, at all times during the Term hereof, maintain in effect workers’ compensation insurance as required by applicable law and business interruption and extra expense insurance satisfactory to Landlord.

(2) Policies. The insurance policy required to be obtained by Tenant under this Lease (i) shall be issued by an insurance company of recognized responsibility licensed to do business in the jurisdiction in which the Building is located with a rating of at least “A” and a financial rating of at least “Class X” (or such other rating as may be required by any lender having a lien on the Building) as set forth in the most recent edition of “Best Insurance Reports”, and (ii) shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry. Neither the issuance of any insurance policy required under this Lease, nor the minimum limits specified herein with respect to Tenant’s insurance coverage, shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease. With respect to each insurance policy required to be obtained by Tenant under this Section, on or before the Lease Commencement Date, and at least seven (7) days before the expiration of any expiring policy or certificate previously furnished, Tenant shall deliver to Landlord a certificate of insurance therefor, together with evidence of payment of all applicable premiums. Each insurance policy required to be carried hereunder by or on behalf of Tenant shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that such insurance policy shall not be canceled unless Landlord shall have received thirty (30) days’ prior written notice of such cancellation. Any insurance required to be carried hereunder may be effected by a policy or policies of blanket insurance, covering additional items or locations; provided, however, that: (i) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as additional insureds and thereunder as its interests may appear; and (ii) the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance, and (iii) any such policy or policies shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurers under such policy specifying the same) the amount of the total insurance allocated to Tenant’s improvements and personal property in the Leased Premises; and (iv) the requirements set forth herein are otherwise satisfied.

(3) Prohibitions. Tenant shall not do, permit or suffer to be done any act, matter, thing or failure to act in respect of the Leased Premises and/or the Building that will invalidate or be in conflict with insurance policies covering the Building or any part thereof, and shall not do, or permit anything to be done, in or upon the Leased Premises and/or the Building, or bring or keep anything therein, which shall increase the rate of insurance on or related to the Building or on any property located therein. If, as a direct result of the failure of Tenant to comply with the provisions of this subsection, which failure continues following written notice from Landlord and a reasonably opportunity to cure, the insurance rate shall at any time be higher than it otherwise would be, then Tenant shall reimburse Landlord on demand, for that part of all premiums for any insurance coverage that shall have been charged because of such violation by Tenant and which Landlord shall have paid on account of an increase in the rate or rates in its own policies of insurance.

(4) Hold Harmless; Indemnification. Except to the extent that claims result from the gross negligence or willful misconduct of Landlord, Tenant hereby agrees to indemnify and hold harmless Landlord, DTC Partners, L.L.C., Lerner Enterprises, LLC, Lerner Corporation, and all members, partners and owners thereof, and Landlord’s employees, agents, mortgagees and ground lessors (collectively, “Landlord Indemnified Parties”) from and against any and all claims, losses, actions, damages, liabilities and expenses (including reasonable attorneys’ fees) (collectively, “claims”) that (i) arise from or are in connection with Tenant’s possession, use, occupation, management, repair, maintenance or control of the Leased Premises, the Building, including the Common Areas, or any portion of any of the foregoing, or (ii) arise from or are in connection with any act or omission of Tenant or Tenant’s agents, employees or invitees on the Leased Premises, or (iii) arise from or are in connection with any negligent or willful act or omission of Tenant or Tenant’s agents or employees outside of the Leased Premises, or (iv) result from any default, breach, violation or non-performance of this Lease or any provision herein by Tenant, or (v) result from injury or death to persons or damage to property sustained in, about or in connection with the Leased Premises. Tenant shall, at its own cost and expense, defend any and all actions, suits and proceedings which may be brought against the aforesaid parties with respect to the foregoing or in which the aforesaid parties may be impleaded. Tenant shall pay, satisfy and discharge any and all judgments, orders and decrees which may be recovered against the aforesaid parties in connection with the foregoing. In all cases under this Lease where Landlord is being indemnified and or held harmless, such indemnity and/or hold harmless provisions shall run to all Landlord Indemnified Parties to the same extent Landlord is so indemnified and/or held harmless.

(5) Coverage. Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure Tenant’s property or Tenant’s obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit Tenant’s obligations or liability under any indemnity provision included in this Lease or under any other provision of this Lease.

(b) Landlord. Landlord shall obtain and keep in force a policy of commercial general liability insurance with coverage against such risks and in such amounts as Landlord reasonably deems advisable insuring Landlord against liability arising out of the ownership, operation and management of the Building. Landlord shall also obtain and keep in force during the Term of this Lease a policy or policies of special form insurance covering loss or damage to the Building in the amount of not less than eighty percent (80%) of the full replacement cost thereof, as determined by Landlord from time to time. The terms and conditions of said policies and the perils and risks covered thereby shall be determined by Landlord, from time to time, in Landlord’s reasonable discretion, but shall at all times be consistent with the levels of insurance maintained by prudent landlords of similar Class A office buildings located in the Metropolitan Washington D.C. area. In addition, at Landlord’s option, Landlord may obtain and keep in force, during the Term of this Lease, a policy of rental interruption insurance, with loss payable to Landlord, which insurance shall, at Landlord’s option, also cover all Operating Expenses. Tenant will not be named as an additional insured in any insurance policies carried by Landlord and shall have no right to any proceeds therefrom. At Landlord’s option, Landlord may obtain insurance coverages and/or bonds related to the operation of the parking areas, the health club or other matters. In addition, Landlord shall have the right to obtain such additional insurance as is customarily carried by owners or operators of other comparable office buildings in the geographical area of the Building. The policies purchased by the Landlord shall contain such deductibles as Landlord may reasonably determine. In addition to amounts payable by Tenant in accordance with Section 1(b)(9) and Section 3, Tenant shall pay any increase in the property insurance premiums for the Building over what was payable immediately prior to the increase to the extent the increase is specified by Landlord’s insurance carrier as being caused by the nature of Tenant’s occupancy of the Leased Premises, or any act or omission of Tenant, or Tenant shall cease the activity giving rise to such increase. Except to the extent caused by Tenant’s, its agents’, employees’ or contractors’ negligence or intentional misconduct, Landlord (subject to the provisions set forth in this Section 7(a)(4) and in Section 7(c)) hereby agrees to indemnify and hold harmless Tenant from and against any and all claims, losses, actions, damages, liabilities and expenses (including reasonable attorneys’ fees) that arise from the gross negligence or willful misconduct of Landlord (including Landlord’s agents employees and contactors) in its management and operation of the Common Areas.

(c) Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, each party hereto hereby releases and waives all claims, rights of recovery, and causes of action that either such party or any party claiming by, through, or under such party by subrogation or otherwise may now or hereafter have against the other party or any of the other party’s partners, venturers, directors, officers, agents, or employees for any loss or damage that may occur to the Building, Premises, any of Tenant’s fixtures or improvements or any of the contents of any of the foregoing, as well as any damage to Tenant’s business, by reason of fire, act of God, the elements, or any other cause, including negligence (but not the willful misconduct) of the parties hereto or their partners, venturers, directors, officers, agents, or employees (collectively, “Property Losses”), to the extent that such that Property Losses would have been insured against under the terms of the special form (“all-risk”) insurance required to be carried by the waiving party under this Lease. The parties hereby make the foregoing waiver on behalf of their respective insurers, which insurers, by insuring the parties as contemplated under this Lease, shall be deemed to have acknowledged the provisions hereof. Each party shall give its insurance carrier written notice of the terms of this mutual waiver, and shall request its insurance carrier to endorse all applicable policies to waive the carrier’s right of recovery under subrogation or otherwise in favor of the other party.

8. Damage by Fire or Other Casualty.

Tenant shall give prompt notice to Landlord in case of any fire or other damage to the Leased Premises. If the Leased Premises or the Building are damaged by fire or other casualty, Landlord shall (taking into account the time necessary to effectuate a satisfactory settlement with Landlord’s insurance company) repair such damage at its own expense (except for the repair and/or replacement of any fixtures and personal property of Tenant, all of which shall be repaired and/or replaced by Tenant, at Tenant’s cost and expense), and until such repairs have been completed the Basic Rent and Additional Rent shall be abated in proportion to the part of the Leased Premises which is rendered untenantable (in no event shall damage to any parking areas be deemed to render the Leased Premises untenantable). However, if available insurance proceeds are insufficient or if the Leased Premises or the Building or any portion thereof are damaged by fire or other casualty to such an extent that the Leased Premises, or a material portion thereof are rendered untenantable and the damage, in Landlord’s reasonable opinion, cannot be fully repaired within one (1) year from the date such damage occurs (taking into account the time necessary to effectuate a satisfactory settlement with Landlord’s insurance company), then either Landlord or Tenant shall have the right to terminate this Lease effective as of the date of such damage by providing written notice of such termination to the other party within thirty (30) days following the date that Landlord delivers written notice of such determination to Tenant. In addition, if available insurance proceeds are insufficient or if the Building or any portion thereof are damaged by fire or other casualty (whether or not the Leased Premises, or a material portion thereof, are rendered untenantable as a result of such damage), to such an extent that the damage, in Landlord’s reasonable opinion, cannot be fully repaired within one (1) year from the date such damage occurs (taking into account the time necessary to effectuate a satisfactory settlement with Landlord’s insurance company), then Landlord shall have the right to terminate this Lease effective as of the date of such damage by providing written notice of such termination to Tenant within thirty (30) days following the date that Landlord delivers written notice of such determination to Tenant. In the event that: (i) the Leased Premises is damaged to such an extent that all or a portion of the Leased Premises are rendered untenantable, and (ii) this Lease is not terminated pursuant to the foregoing provisions, and (iii) repairs are required to be made by Landlord prior to Tenant being able to complete Tenant’s repair or rebuilding obligations hereunder, then in the event that Landlord has not substantially completed Landlord’s repair obligations within one (1) year from the date that such damage occurred, then Tenant shall have the right to terminate this Lease upon thirty (30) days notice to Landlord provided such right is exercised, if at all, within thirty (30) days of expiration of said one (1) year period. Notwithstanding the foregoing, if the fire or other casualty shall be caused by the willful misconduct of Tenant, its agents, employees or invitees, Tenant shall: (x) be deemed to have waived any and all termination rights provided in this Paragraph 8, and (y) remain liable for the full amount of the Basic Rent and Additional Rent during the period of restoration or until termination of this Lease, and all required repairs shall be made at Tenant’s expense.

9. Condemnation.

If more than fifty percent (50%) of the Leased Premises, or all or substantially all of the Building (or the use or possession thereof), shall be taken in condemnation proceedings or by exercise of any right of eminent domain, or by a private purchase in lieu thereof (collectively, a “Condemnation”), then this Lease shall terminate and expire on the date of such taking or purchase and Tenant shall, in all other respects, keep, observe and perform all the other terms, covenants and conditions of this Lease up to the date of such taking. If less than fifty percent (50%), but more than thirty-three percent (33%) of the Leased Premises shall be subject to a Condemnation, then either party may terminate this Lease as of the date that possession of such portion of the Leased Premises vests in the condemning authority, by delivering written notice of the same to the other party within thirty (30) days following delivery to such terminating party of formal notice of such Condemnation and the effective date thereof. If less than thirty-three percent (33%) of the Leased Premises shall be subject to condemnation or if this Lease is not terminated in the event of a Condemnation as provided above, then this Lease and the Term shall continue in full force and effect, provided that from and after the date of vesting of title, the Rent shall be equitably reduced to reflect the reduction of the Leased Premises as a result of such Condemnation. The net proceeds of any award or other compensation payable in connection with such taking or purchase shall be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in and to such award or other compensation. Nothing contained in this Section 9 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceeding for the then value of any of Tenant’s Property or Alterations paid for by Tenant included in such Condemnation and for moving expenses or business interruption, provided any such award is in addition to, and does not result in the reduction of, the award made to Landlord.

10. Assignment and Subletting.

(a) Landlord’s Consent Required. Except as expressly permitted pursuant to the terms of subparagraph 10(i) below, Tenant shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Leased Premises (hereinafter a “Transfer”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed in accordance with the terms set forth in subparagraph (c) below, but which otherwise may be granted or withheld in Landlord’s sole and absolute discretion. Landlord shall respond to Tenant’s written request for consent hereunder within fifteen (15) business days after Landlord’s receipt of the written request together with all information requested by Landlord in connection with the request from Tenant. If Landlord fails to respond within the aforesaid fifteen (15) business day period and such failure continues for an additional five (5) business days following delivery of a reminder notice from Tenant to Landlord regarding the same (which reminder notice must specify in bolded, capitalized letters that the same constitutes a reminder notice, as well as the consequences of Landlord’s failure to respond to the same), then the proposed Transfer in question shall be deemed approved by

Landlord. Any attempted Transfer without such consent shall be void and shall constitute a material default and breach of this Lease. Tenant’s written request for Landlord’s consent shall include, and Landlord’s fifteen (15) business day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information: (i) reasonably acceptable financial statements for the proposed transferee (including, without limitation, current and prior year financial statements and tax returns for the proposed transferee , (ii) a TRW credit report or similar report on the proposed transferee, (iii) a detailed description of the business the proposed transferee intends to operate at the Leased Premises, (iv) the proposed effective date of the Transfer and copies of any other agreements with the proposed transferee or in connection with the proposed Transfer, (v) a copy of the proposed Transfer agreement which includes all of the terms and conditions of the proposed Transfer (to the extent that such terms are not otherwise subject to binding confidentiality agreements or legal requirements regarding confidentiality), (vi) a detailed description of any ownership or commercial relationship between Tenant and the proposed transferee, and (vii) a detailed description of any Alterations, as hereinafter defined, the proposed transferee desires to make to the Leased Premises. If the obligations of the proposed transferee will be guaranteed by any person or entity, Tenant’s written request shall not be considered complete until the information described in (i), (ii), (iii) and (iv) of the previous sentence has been provided with respect to each proposed guarantor. “Transfer” shall also include the transfer (i) if Tenant is a corporation, and Tenant’s stock is not publicly traded over a recognized securities exchange, of more than fifty percent (50%) of the voting stock of such corporation during the Term of this Lease (whether or not in one or more transfers) or the dissolution, merger or liquidation of the corporation, or (ii) if Tenant is a partnership or other entity, of more than fifty percent (50%) of the profit and loss participation in such partnership or entity during the Term of this Lease (whether or not in one or more transfers) or the dissolution, merger or liquidation of the partnership or entity. If Tenant is a limited or general partnership (or is comprised of two or more persons, individually or as co-partners), Tenant shall not be entitled to change or convert to (i) a limited liability company, (ii) a limited liability partnership or (iii) any other entity which possesses the characteristics of limited liability without the prior written consent of Landlord, which consent shall be given or withheld in accordance with the applicable standards set forth in this Section 10. Tenant’s sole remedy in the event that Landlord shall wrongfully withhold consent to or disapprove any Transfer shall be to obtain an order by a court of competent jurisdiction that Landlord grant such consent; in no event shall Landlord be liable for damages with respect to its granting or withholding consent to any proposed Transfer. If Landlord shall exercise any option to recapture the Leased Premises, or shall deny a request for consent to a proposed Transfer, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses, liabilities, damages, costs and claims that may be made against Landlord by the proposed transferee, or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed Transfer.

(b) (Intentionally Omitted).

(c) Standard For Approval. Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer provided that Tenant has complied with each and every requirement, term and condition of this Section 10 Without limitation, it shall be deemed reasonable for Landlord to withhold its consent to a Transfer if any requirement, term or condition of this Section 10 is not complied with in all material respects or: (i) the Transfer would cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (ii) in Landlord’s reasonable judgment, (A) in the case of a proposed assignment, a proposed assignee is a less favorable credit risk than was Tenant on the date this Lease was entered into with Tenant; or, (B) in the case of a proposed sublease, except to the extent provided in the final sentence of this subparagraph (c), a proposed sublessee is a poor credit risk in light of the portion of the Leased Premises which they propose to sublease; (iii) a proposed transferee’s business will impose a burden on the Building’s parking facilities, elevators, Common Areas or utilities that is greater than the burden imposed by Tenant, in Landlord’s sole, but reasonable, judgment; (iv) the terms of a proposed Transfer will allow the proposed transferee to exercise or enjoy the benefit of a right of renewal, right of expansion, right of first offer, right of first refusal or similar right held by Tenant; (v) a proposed transferee refuses to enter into a written agreement, reasonably satisfactory to Landlord, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment or sublease and containing such other terms and conditions as Landlord reasonably deems necessary; (vi) the use of the Leased Premises by the proposed transferee will not be consistent with the use permitted by this Lease; (vii) any guarantor of this Lease refuses to consent to the Transfer or to execute a written agreement reaffirming the guaranty; (viii) an outstanding uncured Event of Default exists at the time of the request ; (ix) if requested by Landlord, the transferee refuses to sign a non-disturbance and attornment agreement or estoppel certificate in favor of Landlord’s lender; (x) Landlord or any mortgagee has sued or been sued by the proposed transferee or has otherwise been involved in a legal dispute with the proposed transferee; (xi) the proposed transferee is involved in a business which is not in keeping with the then current standards of the Building (such standards being applied reasonably and equitably by Landlord); (xii) the proposed transferee is: (1) an existing tenant of the Building or any other property forming a part of the Dulles Town Center project owned by or managed by Landlord, DTC Partners, L.L.C., Lerner Enterprises, LLC, or Lerner Corporation, and (2) is a person or entity then negotiating with Landlord for the lease of comparable space in the Building, or any other such property in the Dulles Town Center project; (xiii) (intentionally omitted); or (xiv) the proposed transferee is a governmental or quasi-governmental entity or an agency, department or instrumentality. Notwithstanding the foregoing standards set forth in clause (ii) above, Landlord agrees that, in the case of any particular proposed sublease of which (1) applies to an area of less than 12,500 rentable square feet, and (2) when considered along with all previous subleases to date does not result in more than a total of 12,500 square feet of space being subleased by Tenant), Landlord will not base any decision not to grant Landlord’s consent to such particular proposed sublease upon the financial condition of the proposed sublessee.

(d) Additional Terms and Conditions. The following terms and conditions shall be applicable to any Transfer:

(1) Regardless of Landlord’s consent, no Transfer shall release Tenant from Tenant’s obligations hereunder or alter the primary liability of Tenant to pay the Rent and other sums due Landlord hereunder and to perform all other obligations to be performed by Tenant hereunder or release any guarantor from its obligations under its guaranty.

(2) Landlord may accept Rent from any person other than Tenant pending approval or disapproval of a proposed Transfer.

(3) Neither a delay in the approval or disapproval of a Transfer, nor the acceptance of Rent, shall constitute a waiver or estoppel of Landlord’s right to exercise its rights and remedies for the breach of any of the terms or conditions of this Section 10.

(4) The consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by a transferee. However, Landlord may consent to subsequent Transfers or any amendments or modifications thereto without notifying Tenant or anyone else liable on the Lease or any guaranty and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease or any guaranty.

(5) Upon the occurrence of an Event of Default under this Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else responsible for the performance of this Lease, including any transferee, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord.

(6) Landlord’s written consent to any Transfer by Tenant shall not constitute an acknowledgment that no Event of Default then exists under this Lease nor shall such consent be deemed a waiver of any then existing Event of Default (or fact or condition which with the passage of time or giving of notice and expiration of any cure period would constitute an Event of Default).

(7) The discovery of the fact that any financial statement relied upon by Landlord in giving its consent to a Transfer was false shall, at Landlord’s election, render Landlord’s consent null and void and constitute a default hereunder.

(8) Landlord shall not be liable under this Lease or under any sublease to any subtenant.

(9) No assignment, sublease or other document entered into in connection with a Transfer and applicable to the Transfer may be modified or amended without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed provided that the same is consistent with the terms, conditions and requirements of this Lease as well as any written consent to the original Transfer by Landlord.

(10) (Intentionally Omitted).

(11) Any transferee shall be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, other than such obligations as are contrary or inconsistent with provisions of an agreement to which Landlord has specifically consented in writing.

(e) Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Leased Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(1) Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until an Event of Default in the performance of Tenant’s obligations under this Lease shall occur and remain uncured, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease, including, but not limited to, Tenant’s obligation to return any Security Deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that Tenant has committed an Event of Default under this Lease, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such Event of Default exists and notwithstanding any notice from or claim from Tenant to the contrary.

(2) If Tenant has committed an Event of Default under this Lease, Landlord at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or Security Deposit paid by such subtenant to Tenant or for any other prior defaults of Tenant under such sublease.

(f) Transfer Premium from Transfer. Except in the case of a Permitted Transfer (as provided in subsection (i) below), Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as an item of additional rent fifty percent (50%) of the Total Transfer Premium received by Tenant from any transferee or transferees. The “Transfer Premium” (as defined below) shall be calculated on an annual basis based upon all Transfers previously completed prior to the date of such calculation and shall be determined based upon the Net Proceeds of all such Transfers, which Net Proceeds shall be equal to the total Basic Rent, Additional Rent and other consideration and amounts received by Tenant in connection with all such Transfers (including, without limitation, key money and bonus money paid by any transferees to Tenant in connection with any such Transfer, and any payments in excess of fair market value for services rendered by Tenant to any transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to such transferee in connection with any such Transfer), reduced by the actual, reasonable (not to exceed market) brokerage commissions, improvement costs or tenant allowances and legal fees actually paid by Tenant in order to complete such Transfers (collectively, the “Tenant Expenses”). “Transfer Premium” shall mean all Net Proceeds payable by all such transferees in excess of the Basic Rent and Additional Rent payable by Tenant under this Lease with respect to that portion of the Leased Premises that is the subject of such Transfers. If less than all of the Leased Premises is transferred, the “Basic Rent and the Additional Rent payable by Tenant under this Lease” shall be determined on a per rentable square foot basis. For purposes of calculating the Net Proceeds and Transfer Premium, all of the foregoing Tenant Expenses will be offset against the first proceeds received in connection with any such Transfers following the date that such Tenant Expenses are incurred and Net Proceeds shall not be deemed to exist until such time as the proceeds of all such Transfers exceed the Tenant Expenses applicable to such transactions.

(g) Landlord’s Option to Recapture Space. Notwithstanding anything to the contrary contained in this Section 10, except in the case of a Permitted Transfer (as defined in subsection (i) below) if Tenant proposes to sublease a portion of the Leased Premises constituting more than one (1) full floor or more than 25,024 rentable square feet) for a Term that will expire during the last twelve (12) calendar months of the Term or on upon the expiration of the Term, then Landlord shall have the option, by giving written notice to Tenant within fifteen (15) business days after receipt of any request by Tenant to such a Transfer, to terminate this Lease with respect to any space affected by such Transfer as of the later to occur of (i) the date thirty (30) days after Landlord’s election, or (ii) Tenant’s proposed effective date of such Transfer. If Landlord exercises such recapture right, then Tenant may, by delivering written notice of the same to Landlord within five (5) business days of Landlord’s election, withdraw Tenant’s request for Landlord’s consent, refrain from entering into the proposed Transfer and thereby void Landlord’s recapture. Under such circumstances, this Lease shall continue in full force and effect with respect to the space that was the subject of such proposed Transfer. In the event of a recapture by Landlord (that is not voided as provided above), if this Lease shall be canceled with respect to less than the entire Leased Premises, the Basic Rent, Tenant’s Proportionate Share of Operating Expense increases, the number of parking spaces and other items (e.g., directory strips) Tenant may use shall be adjusted on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the original Leased Premises, the applicable terms of Paragraph 5 of the Addendum hereto shall become effective (if applicable) and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of same. If Landlord recaptures only a portion of the Leased Premises, it shall construct and erect at its sole cost partitions to sever the space to be retained by Tenant from the space recaptured by Landlord. Landlord may, at its option, lease any recaptured portion of the Leased Premises to the proposed transferee or to any other person or entity without liability to Tenant. Tenant shall not be entitled to any portion of the profit, if any, Landlord may realize on account of such termination and reletting. Tenant acknowledges that the purpose of this Section 10(g) is to enable Landlord to receive profit in the form of higher rent or other consideration to be received from a proposed transferee, to give Landlord the ability to meet additional space requirements of other tenants of the Building and to permit Landlord to control the leasing of space in the Building.

(h) Landlord’s Expenses. Other than in connection with an assignment or subletting to an Affiliate of Tenant pursuant to Section 10(i), below, in the event Tenant shall assign this Lease or sublet the Leased Premises or request the consent of Landlord to any Transfer, then Tenant shall pay, as Additional Rent, Landlord’s reasonable actual costs and expenses incurred in connection therewith, including, but not limited to, attorneys’, architects’, accountants’, engineers’ or other consultants’ fees up to a maximum reimbursement obligation of Five Thousand Dollars ($5,000.00), or, if no third party fees are claimed by Landlord, an administrative fee of One Thousand Five Hundred and No/100 Dollars ($1,500.00).

(i) Permitted Transfers. Notwithstanding anything to the contrary contained in Section 10(a) hereof, provided no outstanding, uncured Event of Default exists at the time of such Transfer (, Tenant shall be permitted to Transfer all or a portion of the Leased Premises (by way of assignment or subletting) without the prior written consent of Landlord provided that (i) the proposed transferee of such interest is an Affiliate of Tenant (as defined below), and (ii) Tenant notifies Landlord in writing of the effective date and terms of such Transfer prior to the effective date thereof, and memorializes the same in an appropriate written document prior to the effective date of such Transfer; and (iii) Tenant (or the entity resulting from such transaction, maintains a Net Worth (as defined below) at the time of such transaction (and immediately following the completion of any related transactions) of at least the greater of the Net Worth of Tenant as of the date hereof or the Net Worth of Tenant as of the date immediately prior to such Transfer (in which case Tenant shall deliver written proof reasonably acceptable to Landlord that the transaction satisfies the aforesaid Net Worth requirement). Such transfer shall be referred to herein as a “Permitted Transfer”). For the purposes of this Paragraph, an Affiliate of Tenant shall mean: (A) any entity that prior to and following the effective date of the proposed transfer, directly or indirectly, controls, is controlled by or is under common control with Tenant; (B) any entity into which or with which Tenant is merged or consolidated or which is merged or consolidated into or with Tenant; (C) any entity which acquires all or substantially all of the stock or assets of Tenant; and (D) any entity which acquires a controlling interest in the stock or partnership interests of Tenant. For purposes of this definition, “control” means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting securities of the entity. No such Permitted Transfer shall in any way alter the terms of this Lease or Tenant’s and Guarantor’s, if any, continuing liability hereunder.

11. Default Provisions.

(a) Events of Default. Each of the following events shall be deemed to be a default under this Lease, and is referred to in this Lease as an “Event of Default”:

(1) If Tenant shall fail to pay any part of the Rent, or any installment thereof when due, and such failure shall continue for a period of five (5) days following written notice of such failure;

(2) If Tenant shall fail to pay any part of the Rent, or any installment thereof on or before the date that the same shall be due and payable hereunder and such failure occurs during any twelve (12) calendar month period in which two Events of Default described in clause (a)(1) above have previously occurred;

(3) The neglect or failure of Tenant to perform or observe any of the terms, covenants or conditions contained in this Lease on Tenant’s part to be performed or observed (other than those referred to above in the other numbered clauses in this subsection (a)) which is not remedied by Tenant within thirty (30) days after Landlord shall have given to Tenant written notice of such failure, provided, however, that if such failure is incapable of practicably being cured with diligence within such thirty (30) day period and if Tenant shall proceed promptly to cure the same and thereafter shall prosecute such curing with diligence, then upon receipt by Landlord of a written certification from an officer of Tenant stating the reason such failure cannot be cured within thirty (30) days and stating the estimated time necessary to fully cure such failure with diligence, the time period within which such failure may be cured shall be reasonably extended by Landlord for such period as may be necessary to complete the curing of the same with diligence;

(4) The assignment, transfer, mortgaging or encumbering of this Lease or the subletting of the Leased Premises in a manner not permitted by Section 10 hereof; or

(5) The taking of this Lease or the Leased Premises, or any part thereof, upon execution or by other process of law directed against Tenant, or upon or subject to any attachment at the insistence of any creditor of or claimant against Tenant, which execution or attachment shall not be discharged or disposed of within sixty (60) days after the levy thereof, or the occurrence of any of the events listed in Section 12 hereof;.

(b) Remedies. Upon the occurrence of an Event of Default, Landlord shall have the right, at its election, then or at any time thereafter while such Event of Default shall continue, either:

(1) To give Tenant written notice that this Lease will terminate on a date to be specified in such notice, which date shall not be less than five (5) days after such notice, and on the date specified in such notice Tenant’s right to possession of the Leased Premises shall cease and this Lease shall thereupon be terminated, but Tenant shall remain liable as provided below in subsection (c); or,

(2) Without demand or notice, to lawfully re-enter and take possession of the Leased Premises, or any part thereof, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its or their effects, either by summary proceedings or by action at law or in equity or by self-help (if necessary) or otherwise, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rent or preceding breach of covenant. If Landlord elects to re-enter under this subsection (2), Landlord may terminate this Lease, or, from time to time, without terminating this Lease but terminating Tenant’s right to occupy the Leased Premises, may relet the Leased Premises, or any part thereof, as agent for Tenant for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord may deem advisable, with the right to make alterations and repairs to the Leased Premises. No such re-entry or taking of possession of the Leased Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant under above subsection (1) or unless the termination thereof be decreed by a court of competent jurisdiction. Tenant waives any right to the service of any notice of Landlord’s intention to re-enter provided for by any present or future law.

(c) Damages. If Landlord terminates this Lease or Tenant’s right to occupy the Leased Premises pursuant to above subsection (b), Tenant shall remain liable (in addition to accrued liabilities) to the extent legally permissible for (i) (A) all Basic Rent and Additional Rent provided for in this Lease until the date this Lease would have expired had such termination not occurred, discounted to present value at the discount rate of the Federal Reserve Bank of Baltimore at the time of such termination, all accelerated to the date of any such termination, and (B) any and all actual and reasonable expenses incurred by Landlord in re-entering the Leased Premises, repossessing the same, making good any default of Tenant, remodeling, altering or dividing the Leased Premises, combining the same with any adjacent space for any new tenants, putting the same in proper repair, establishing signage for, reletting the same (including any and all reasonable attorneys’ fees and disbursements and brokerage fees incurred in so doing), and any and all expenses which Landlord may reasonably incur in reletting the Leased Premises; less (ii) the net proceeds of any reletting. Tenant agrees to pay to Landlord the difference between items (i) and (ii) above, immediately upon any termination or subletting, in full or, at Landlord’s option, with respect to each month during the Term, at the end of such month. Any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord’s right to enforce the collection of any difference for any other month. In addition to the foregoing, Tenant shall pay to Landlord reasonable attorneys’ fees with respect to any successful law suit or action instituted by Landlord to enforce any of the provisions of this Lease or in connection with an Event of Default by Tenant. Landlord shall have the right, at its sole option, to relet the whole or any part of the Leased Premises for the whole of the unexpired Term, or longer, or from time to time for shorter periods, for any rental, giving such concessions of rent and making such special repairs, alterations, decorations and painting for any new tenant as Landlord, in its sole and absolute discretion, may deem advisable. Except as expressly set forth in subsection (d) below, Landlord shall be under no obligation to relet the Leased Premises. Tenant’s liability as aforesaid shall survive the institution of summary proceedings and the issuance of any warrant thereunder. (See Paragraph 9 of the Addendum hereto regarding limitations on damages.)

(d) Duty to Mitigate. Landlord agrees to undertake reasonable efforts to mitigate its damages under this Lease in the event that Landlord regains legal possession of the Leased Premises prior to the expiration of the Term hereof as a result of a default hereunder by Tenant. Landlord may relet all or a portion of the Leased Premises for a term or terms which may, at Landlord’s option, be less than or exceed the balance of the Term of this Lease. Further, Landlord shall not be obligated to relet the Leased Premises at its then fair market value, and Landlord may relet the Leased Premises upon such terms and conditions as Landlord deems appropriate. The phrase “reasonable efforts” as it relates to Landlord’s duty to attempt to relet the Leased Premises, shall require Landlord to do only the following: (i) notify Landlord’s leasing agent of the availability of the Leased Premises for reletting, and (ii) show the “vacant” status of the Leased Premises in any new posters and information brochures used at leasing trade meetings and conventions. Landlord shall not be required to relet the Leased Premises before reletting any space in the Building that is not producing income to Landlord, and Landlord shall be entitled to consider issues such as tenant quality, tenant-mix, and the nature of the Building in making any leasing decisions. Provided that Landlord substantially undertakes such reasonable efforts as required above, then anything in this Lease, or any statute, or common law rule to the contrary notwithstanding, Landlord shall be deemed to have satisfied any and all duties to mitigate its damages

12. Bankruptcy Termination Provision.

This Lease shall, at Landlord’s option, terminate and expire, without the performance of any act or the giving of any notice by Landlord, upon the occurrence of any of the following events: (1) the commencement by Tenant of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or (2) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Tenant in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of ninety (90) consecutive days, or (3) Tenant’s making an assignment of all or a substantial part of its property for the benefit of its creditors, or (4) Tenant’s seeking or consenting to or acquiescing in the appointment of, or the taking of possession by, a receiver, trustee or custodian for all or a substantial part of its property, which appointment is not dismissed within ninety (90) days, or (5) the entry of a court order, which order shall not be vacated, set aside or stayed within sixty (60) days from the date of entry, appointing a receiver, trustee or custodian for all or a substantial part of its property, (6) the sale of all or substantially all of Tenant’s assets, or (7) any of the foregoing events by or as against any guarantor. In the event of termination of the Lease as a result of any of the foregoing events, Landlord shall be entitled to damages as set forth in Section 11(c) hereof. The provisions of this Section 12 shall be construed with due recognition for the provisions of the federal bankruptcy laws, where applicable, but shall be interpreted in a manner which results in a termination of this Lease in each and every instance, and to the fullest extent and at the earliest moment, that such termination is permitted under the federal bankruptcy laws, it being of prime importance to the Landlord to deal only with Tenants who have, and continue to have, a strong degree of financial strength and financial stability.

13. Landlord May Perform Tenant’s Obligations.

If Tenant shall fail to keep or perform any of its obligations as provided in this Lease, then Landlord may (but shall not be obligated to do so) upon the continuance of such failure on Tenant’s part for fifteen (15) business days after written notice to Tenant (or, if such failure results in an imminent threat of bodily harm or material property damage, without written notice to Tenant) and without waiving or releasing Tenant from any obligation, and as an additional but not exclusive remedy, make any such payment or perform any such obligation, and all sums so paid by Landlord and all reasonable and actual incidental costs and expenses, including reasonable attorneys fees, incurred by Landlord in making such payment or performing such obligation, together with interest thereon at the rate specified in Section 3(c) hereof from the date of payment, shall be deemed Additional Rent and shall be paid to Landlord within thirty (30) days following demand therefor.

14. (Intentionally Deleted).

15. Subordination; Non-Disturbance; Attornment.

(a) Subordination. This Lease and Tenant’s interest hereunder shall be subject and subordinate to each and every ground or underlying lease now existing or hereafter made of the Building and/or underlying land and to all renewals, modifications, replacements and extensions thereof, and to the lien of any mortgage now or hereafter placed upon the Building, and to all renewals, modifications, replacements, consolidations and extensions thereof and to any and all advances made thereunder and the interest thereon. Landlord shall provide to Tenant for Tenant’s benefit a subordination, non-disturbance and attornment agreement (“SNDA”) from Landlord’s current lender on such lender’s commercially reasonable standard form attached hereto as Exhibit G. Landlord shall also provide an SNDA for Tenant’s benefit from any future lender on such lender’s commercially reasonable standard form in consideration for Tenant’s agreeing to subordinate the Lease to such future lender’s interest. Tenant, at its sole cost and expense, shall cooperate with respect to the delivery of any such SNDA (including such SNDA from Landlord’s existing lender), including executing the same at the request of Landlord or its lender. Except as provided below in this subsection (a), Tenant will also, upon request, submit current financial statements and financial statements covering the five (5) immediately preceding years. Tenant will upon request record this Lease or a short form thereof if required by Landlord’s mortgagee or other lending institution but, otherwise, Tenant shall not record this Lease or a short form thereof. If Tenant shall fail to so execute and deliver such a short form Lease within ten (10) business days following written request therefor from Landlord or Landlord’s mortgagee or other lending institution, and such failure shall continue for an additional period of five (5) business days following delivery of a reminder notice from Landlord (or such mortgagee or lending institution) to Tenant regarding the same (which reminder notice must specify in bolded, capitalized letters that the same constitutes a reminder notice, as well as the consequences of Tenant’s failure to respond to the same), then Tenant hereby irrevocably constitutes and appoints Landlord as Tenant’s attorney-in-fact to execute, acknowledge and deliver any and all such instruments for and on behalf of Tenant. Notwithstanding the foregoing, the named Tenant hereunder shall not be required to deliver any such financial statements so long as such named Tenant remains a publicly traded company whose current financial information is regularly reported pursuant to SEC requirements.

(b) Modifications. In the event that any bank, insurance company, university, pension or welfare fund, savings and loan association, real estate investment trust, business trust, or other financial institution providing financing for the Building requires, as a condition of such financing, that modifications to this Lease be obtained, and provided that such modifications (i) are reasonable, (ii) do not adversely affect Tenant’s use of the Leased Premises as herein permitted, and (iii) do not increase the Rent and other sums required to be paid by Tenant hereunder, Tenant shall enter into and execute a written amendment hereto incorporating such required modifications within ten (10) days after the same have been submitted to Tenant by Landlord. (c)

(c) Attornment. In the event of (a) a transfer of Landlord’s interest in the Leased Premises, (b) the termination of any ground or underlying lease of the Building and/or underlying land, or (c) the purchase of the Building or Landlord’s interest therein at a foreclosure sale or by deed in lieu of foreclosure under any mortgage or pursuant to a power of sale contained in any mortgage, then in any of such events, Tenant shall, subject to the terms of the applicable SNDA, at Landlord’s request, attorn to and recognize the transferee or purchaser of Landlord’s interest or the landlord under the terminated ground or underlying lease, as the case may be, as landlord under this Lease for the balance then remaining of the Term, and thereafter this Lease shall continue as a direct lease between such person, as “Landlord”, and Tenant, as “Tenant”, but such landlord, transferee or purchaser, unless an express assumption is made in which case Landlord shall be released from liability, shall not be liable for any act or omission of Landlord prior to such lease termination or prior to such person’s succession to title, nor be subject to any offset, defense or counterclaim accruing prior to such lease termination or prior to such person’s succession to title, nor be bound by any payment of Basic Rent or Additional Rent prior to such lease termination or prior to such person’s succession to title for more than one month in advance. Tenant agrees that, within ten (10) days after written request therefor from Landlord, it will, from time to time, execute and deliver any instrument or other document reasonably required by any mortgagee, transferee, purchaser or other interested person to confirm such attornment and/or such obligation to attorn.

16. Quiet Enjoyment.

Tenant, upon paying the Basic Rent and the Additional Rent provided for in this Lease, and upon performing and observing all of the terms, covenants, conditions and provisions of this Lease on Tenant’s part to be kept, observed and performed, shall quietly hold, occupy and enjoy the Leased Premises during the Term without hindrance, ejection or molestation by Landlord or any party lawfully claiming through or under Landlord, subject to the terms of this Lease.

17. Landlord’s Right of Access.

Except in the case of an emergency (in which case no notice shall be required), upon reasonable prior notice to Tenant, Landlord may enter upon the Leased Premises, any portion thereof and any appurtenance thereto (with laborers and materials, if required) for the purpose of: (i) inspecting the same; (ii) making such repairs, replacements or alterations which it may be required to perform under the provisions of this Lease or which it may deem desirable for the Leased Premises or the Building, including but not limited to repairs and improvements to space above, below and/or on the same floor as the Leased Premises; and (iii) showing the Leased Premises to prospective lenders, purchasers or, during the last eighteen (18) months of the Term, to prospective tenants. In making such an entry, Landlord agrees to use commercially reasonable efforts to avoid interfering with the regular and usual conduct of the Tenant’s business. If Tenant shall carpet over the floor of the Leased Premises, Landlord shall have the right to cut such carpeting in order to make or install any necessary electrical or telephone equipment or wiring to service other parts of the Building, without being held liable therefor, provided Landlord shall have the carpeting restored (or replaced with comparable carpeting) in a workmanlike manner.

18. Limitation on Landlord’s Liability. Subject to the terms of Paragraph 7(c) hereof, except to the extent that such injury or damage directly results from the gross negligence or willful misconduct of Landlord, Landlord, its affiliates and their agents and employees shall not be liable to Tenant, its employees, agents, business invitees, licensees, customers, guests or trespassers for any damage or loss to the property of Tenant or others located on the Leased Premises or for any accident or injury to persons in the Leased Premises or the Building resulting from: repairing any portion of the Building; the use or operation (by Tenant or any other person or persons whatsoever) of any elevators, or heating, cooling, electrical or plumbing equipment or apparatus; the termination of this Lease by reason of the destruction of the Building or the Leased Premises; any fire, robbery, theft and/or any other casualty; any leaking in any part or portion of the Leased Premises or the Building; any water, wind, rain or snow that may leak into, or flow from, any part of the Leased Premises or the Building; any acts or omissions of any occupant of any space adjacent to or adjoining all or any part of the Leased Premises; any water, gas, steam, fire, explosion, electricity or falling plaster; the bursting, stoppage or leakage of any pipes, sewer pipes, drains, conduits, ducts, appliances or plumbing works; the functioning or malfunctioning of the fire sprinkler system; the functioning or malfunctioning of any security system installed in the Building or any part thereof; or any other cause whatsoever.

19. Hazardous Material.

(a) General. Except for reasonable quantities of ordinary office supplies such as copier toners, liquid paper, glue, ink and other products as may be reasonably necessary for Tenant to conduct normal general office use operations in the Leased Premises and standard cleaning materials, Tenant shall not cause or permit any Hazardous Materials, as hereinafter defined, to be brought, kept or used in or about the Leased Premises or the Building by Tenant, its agents, employees, contractors, or invitees. Tenant hereby agrees to indemnify Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Building, damages for the loss or restriction or use of rentable space or of any amenity of the Building, damages arising from any adverse impact on marketing of space in the Building, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Term of this Lease as result of such breach. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions and any cleanup, remedial removal, or restoration work required due to the presence of Hazardous Materials. Tenant shall promptly notify Landlord of any release of a Hazardous Materials in the Leased Premises or at the Building of which Tenant becomes aware, whether caused by Tenant or any other person or entity. The provisions of this Section 19 shall survive the termination of the Lease.

(b) Definition and Consent. ”Hazardous Materials” means (1) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law (as hereinafter defined) or any other applicable law as a “hazardous substance”, “hazardous material”, “hazardous waste”, “infectious waste”, “toxic substance”, “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (2) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and (3) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could reasonably be deemed to violate any Environmental Law or be hazardous to health or the environment. “Environmental Law” means any law and any amendments (whether such law and amendments are common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the land and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § I 10 1 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

(c) Duty to Inform Landlord. If Tenant or Landlord knows, or has reasonable cause to believe, that a Hazardous Material, or a condition involving or resulting from same, has come to be located in, on or under or about the Leased Premises or the Building, Tenant or Landlord, as applicable, shall promptly give written notice of such fact to the other party. Each party shall also immediately give the other party (without demand by the other party) a copy of any statement, report, notice, registration, application, permit, license, given to or received from, any governmental authority or private party, or persons entering or occupying the Leased Premises, concerning the presence, spill, release, discharge of or exposure to, any Hazardous Material or contamination in, on or about the Leased Premises.

(d) Inspection; Compliance. Landlord and Landlord’s employees, agents, contractors and lenders shall have the right to enter the Leased Premises at any time in the case of an emergency, and otherwise at reasonable times upon notice (if applicable) in accordance with the terms of Section 17 hereof, for the purpose of inspecting the condition of the Leased Premises and for verifying compliance by Tenant with this Section 19. Landlord shall have the right to employ experts and/or consultants in connection with its examination of the Leased Premises and with respect to the installation, operation, use, monitoring, maintenance, or removal of any Hazardous Material on or from the Leased Premises. The costs and expenses of any such inspections shall be paid by the party requesting same, unless a contamination, caused or materially contributed to by Tenant, is found to exist or be imminent, or unless the inspection is requested or ordered by governmental authority as the result of any such existing or imminent violation or contamination (in any such case addressed in the immediately preceding clause, Tenant shall upon request reimburse Landlord for the cost and expenses of such inspection).

(e) Landlord’s Obligations. Landlord hereby represents and warrants that it has received no notice and has no knowledge of any Hazardous Materials in, on or under the Leased Premises or the Building. Landlord shall not cause or permit the escape, disposal or release of any Hazardous Materials within or from the Leased Premises. Landlord shall be solely responsible, at its expense, for the remediation of any Hazardous Materials in the Leased Premises as of the Lease Commencement Date, as well as the remediation of any Hazardous Materials disposed or released upon the Leased Premises by Landlord, its agents or contractors. In addition, if any governmental authority requires Tenant to take any action with respect to any Hazardous Materials present in the Leased Premises as of the Lease Commencement Date, Landlord will indemnify and hold Tenant harmless from and against any and all costs (including reasonable attorneys’ fees) incurred in connection with any such governmentally required action.

20. Certificates.

Tenant shall, without charge therefor (except as expressly provided below), at any time and from time to time, within ten (10) days after request therefor by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate certifying, among other things, to Landlord, any mortgagee, assignee of a mortgagee, or any purchaser of the Building, or any other person designated by Landlord, as of the date of such estoppel certificate, (i) that Tenant is in possession of the Leased Premises, (ii) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and setting forth such modification); (iii) whether or not there are then existing any set-offs or defenses against the enforcement of any right or remedy of Landlord, or any duty or obligation of Tenant hereunder (and, if so, specifying the same in detail); (iv) the dates through which Basic Rent and Additional Rent have been paid; (v) that Tenant having made due investigation has no knowledge of any then uncured defaults on the part of Landlord under this Lease (or if Tenant has knowledge of any such uncured defaults, specifying the same in detail); (vi) that Tenant having made due investigation has no knowledge of any event having occurred that authorizes the termination of this Lease by Tenant (or if Tenant has such knowledge, specifying the same in detail); (vii) the amount of any Security Deposit held by Landlord; and (viii) other matters reasonably requested by Landlord. If Tenant shall fail to so execute and deliver such a written estoppel certificate within the aforesaid ten (10) day period, and such failure shall continue for an additional period of five (5) business days following delivery of a reminder notice from Landlord to Tenant regarding the same (which reminder notice must specify in bolded, capitalized letters that the same constitutes a reminder notice, as well as the consequences of Tenant’s failure to respond to the same), then Landlord shall thereafter have the right, at its sole option, to deliver such certificate as Tenant’s attorney-in-fact. Except in connection with an estoppel certificate which Tenant fails to execute and delivery within the time frames specified above, to the extent that Landlord requests that Tenant execute more than one (1) estoppel certificate in any calendar year (it being understood and agreed that any corrected or modified version of the same estoppel certificate in connection with a single transaction shall not constitute an additional request by Landlord), then Landlord shall reimburse Tenant for the reasonable actual out of pocket costs incurred by Landlord in connection with executing such additional estoppel certificates up to a maximum reimbursement per certificate of One Thousand, Five Hundred Dollars ($1,500.00)

21. Surrender of Leased Premises.

Tenant shall, on or before the last day of the Term, or upon earlier termination hereof or of Tenant’s right to occupy the Leased Premises in accordance with the terms hereof, (i) peaceably and quietly leave, surrender and yield up to Landlord the Leased Premises, free of subtenancies, broom clean and in good order and condition except for reasonable wear and tear, and (ii) at its expense, remove from the Leased Premises all movable trade fixtures, furniture, equipment, and other personal property, provided that Tenant shall promptly repair any damage caused by such removal. Any of such property not so removed may, at Landlord’s election and without limiting Landlord’s right to compel removal thereof, be deemed abandoned and either may be retained by Landlord as its property or be disposed of, without accountability, in such manner as Landlord may see fit. All affixed installations, alterations, additions, betterments and improvements to the Leased Premises made by either Landlord or Tenant, whether at Landlord’s or Tenant’s expense, including, without limitation, all wiring, paneling, partitions, floor coverings, lighting fixtures, built-in cabinets, bookshelves affixed to walls, and the like shall become the property of Landlord when installed and shall remain with the Leased Premises at the expiration or sooner termination of the Term, except that Landlord shall have the right (subject to the terms of Section 22(a) below), by written notice to Tenant (delivered at the time that Landlord approves any of the foregoing in accordance with the terms of this Lease if the foregoing are so approved, except as provided in Paragraph II.1 of Exhibit B to the Lease), to require Tenant, at its expense, to remove any of such property installed by or at the sole expense of Tenant or other remaining property objectionable to Landlord and to repair any damage caused by such removal. In the event Tenant fails to perform such removal and repair, as aforesaid, Landlord may remove any property of Tenant from the Leased Premises and store the same elsewhere, all at the expense and risk of Tenant. The provisions of this Section shall survive any expiration or termination of this Lease.

22. Alterations and Additions.

(a) Except: (i) as expressly provided in this subparagraph (a), (ii) with respect to the initial Tenant Improvements contemplated on Exhibit B, which will be performed in accordance with and subject to the provisions of Exhibit B, and (iii) with respect to the initial improvements and alterations to the Additional Space, as contemplated pursuant to the terms of Paragraphs 3 and 4 of the Addendum hereto, which will also be performed in accordance with and subject to the provisions of Exhibit B, Tenant shall not, without Landlord’s prior written consent, which may be given or withheld in accordance with the standards set forth below, make any alterations, improvements, additions, utility installations or repairs (hereinafter collectively referred to as “Alteration(s)”) in, on or about the Leased Premises or the Building. Alterations shall include, but shall not be limited to, the installation or alteration of security or fire protection systems, communication systems, millwork, shelving, file retrieval or storage systems, carpeting or other floor covering, window and wall coverings, electrical distribution systems, lighting fixtures, telephone or computer system wiring, HVAC and plumbing. Tenant shall have the right from time to time and at any time, with notice to Landlord, but without Landlord’s consent, to: (1) perform Alterations that (i) do not exceed $50,000 in cost and also (ii) do not in any way affect any Building systems or structural portions of the Building, (iii) are typical office improvements, and (iv) are not visible from outside of the Premises; (2) regardless of the cost thereof., ( i) paint and install wall coverings, (ii) install and remove office furniture, (iii) relocate, but not add additional, electrical outlets, (iv) install and remove workstations, (v) install and remove Tenant’s equipment and perform cable pulls in connection therewith, and (vi) remove and re-install carpeting and other floor coverings (collectively, “Non-Material Work”). All other proposed Alterations shall be subject to Landlord’s prior written approval. Landlord may grant or withhold its consent in its sole and absolute discretion with respect to any proposed Alterations that: (i) affect any Building systems or structural portions of the Building; (ii) are not typical office improvements; or (iii) are visible from outside of the Premises. Landlord’s consent to any other proposed Alterations shall not be unreasonably withheld.

Except to the extent provided below in this subparagraph (a), prior to the expiration of the Term, Landlord may require the removal of any Alterations installed by Tenant and the restoration of the Leased Premises and the Building to their prior condition, at Tenant’s expense. Except as provided in Paragraph II.1 of Exhibit B to the Lease, Landlord shall notify Tenant of such requirement at the time that Landlord provides Tenant with Landlord’s written approval of the same. However, so long as Tenant’s initial tenant improvements and subsequent Alterations are typical office improvements (i.e., not internal staircases, scifs or vaults) or Non-Material Work, Tenant shall have no obligation to remove such improvements upon the expiration of the Term. If, as a result of any Alteration made by Tenant, Landlord is obligated to comply with the Americans With Disabilities Act or any other law or regulation and such compliance requires Landlord to make any improvement or Alteration to any portion of the Building, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any Alteration by Tenant, the entire cost of any improvement or Alteration Landlord is obligated to complete by such law or regulation. Should Landlord permit Tenant to make its own Alterations, Tenant shall use only such contractor as has been expressly approved by Landlord, and Landlord may require Tenant to provide to Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alterations. In addition, except with respect to Non-Material Work (with respect to which no such fee shall be payable), within sixty (60) days following Landlord’s written approval (or deemed approval) of the plans and specifications therefor, Tenant shall pay to Landlord a fee equal to five percent (5%) of the hard construction costs associated with performing such Alterations. The foregoing fee is intended to compensate Landlord for the overhead and other costs it incurs in reviewing the plans for the Alterations and in monitoring the construction of the Alterations. Should Tenant make any Alterations without the prior approval of Landlord, or use a contractor not expressly approved by Landlord, Landlord may, at any time during the Term of this Lease, require that Tenant remove all or part of the Alterations and return the Leased Premises to the condition it was in prior to the making of the Alterations. In the event Tenant makes any Alterations, Tenant agrees to obtain or cause its contractor to obtain, prior to the commencement of any work, “builders all risk” insurance in an amount reasonably approved by Landlord and workers compensation insurance.

(b) Any Alterations in or about the Leased Premises that Tenant shall desire to make shall be presented to Landlord in written form, with plans and specifications which are sufficiently detailed to obtain a building permit. Landlord will approve or disapprove, as noted, any such proposed Alterations within ten (10) business days following proper submission of the same in permit-ready form. If Landlord fails to respond within the aforesaid ten (10) business day period and such failure continues for an additional five (5) business days following delivery of a reminder notice from Tenant to Landlord regarding the same (which reminder notice must specify in bolded, capitalized letters that the same constitutes a reminder notice, as well as the consequences of Landlord’s failure to respond to the same), then the proposed Alterations set forth in such permit-ready plans and specifications in question shall be deemed approved by Landlord. If Landlord consents to an Alteration, the consent shall be deemed conditioned upon Tenant acquiring a building permit from the applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. Additionally, except with respect to the initial Tenant Improvements referenced in Exhibit B, Landlord may condition its consent, among other matters, to Tenant performing such Alterations during non-business hours if such Alterations will create unreasonable noise, noxious fumes or otherwise interfere with the quiet enjoyment of the other tenants in the Building. Tenant shall provide Landlord with as-built plans and specifications for the Tenant Improvements and any Alterations made to the Leased Premises. All Alterations which may be made to the Leased Premises by Tenant shall be paid for by Tenant, at Tenant’s sole expense, and shall be made and done in a good and workmanlike manner with new materials reasonably satisfactory to Landlord, and in accordance with Landlord’s then-current Construction Rules and Regulations (the current version of which are set forth in Section IV of Exhibit B hereto, but which remain subject to modification from time to time by Landlord in its reasonable discretion. Landlord will not condition its consent to any proposed Alterations upon Tenant utilizing union labor in connection with the performance of such Alterations and Landlord shall not otherwise require Tenant to utilize union labor in connection with any Alterations.

(c) Tenant shall not permit a mechanic’s lien or liens to be placed upon the Leased Premises or the Building as a result of any Alterations made by it and agrees, if any such lien be filed on account of the acts of Tenant, to discharge or bond off the same within twenty (20) days. In the event Tenant fails to discharge or bond off any such lien, it may be paid by Landlord without releasing Tenant and the cost charged to Tenant as Additional Rent under this Lease.

(d) Tenant shall give Landlord not less than ten (10) days’ advance written notice prior to the commencement of any work in the Leased Premises by Tenant, and Landlord shall have the right to post notices of non-responsibility in or on the Leased Premises or the Building.

23. Holding Over.

If Tenant remains in possession of the Leased Premises or any part thereof after the expiration or earlier termination of the Term hereof without a new lease reduced to writing and duly executed and delivered (even if Tenant shall have paid, and Landlord shall have accepted, Rent in respect to such holding over), such occupancy shall be a tenancy from month to month upon all the terms and conditions of this Lease pertaining to the obligations of Tenant, except that the Basic Rent payable shall be increased to the “Holdover Rent,” as defined below. The Holdover Rent shall be: (i) during the first sixty (60) days immediately following the expiration or termination date, an amount equal to one hundred fifty percent (150%) of the rate of Basic Rent payable hereunder with respect to the last full calendar month immediately preceding the expiration or termination date (determined without giving effect to any abatements thereof); and (ii) after the first sixty (60) days immediately following the expiration or termination date, an amount equal to two hundred percent (200%) of the Basic Rent payable hereunder with respect to the last full calendar month immediately preceding the expiration or termination date (determined without giving effect to any abatements thereof), and all Options, if any, shall be deemed terminated and be of no further effect. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over at the expiration or earlier termination of the Term. If Tenant fails to surrender the Leased Premises upon the termination of the Term, then Tenant shall, in addition to any other liabilities to Landlord accruing therefrom, indemnify, hold harmless and defend Landlord from any cost, loss, claim or liability (including attorneys’ fees) Landlord may incur as a result of Tenant’s failure to surrender possession of the Leased Premises to Landlord upon the termination of this Lease, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant for such failure.

24. Signs.

Except as provided in this Section 24 and in Paragraph 5 of the Addendum hereto, Tenant shall not inscribe, paint, affix, or otherwise display any sign, advertisement or notice on any part of the outside or inside of the Building. Tenant shall have the right, at its sole cost and expense, to install lobby signage in the elevator lobbies of any floor of the Building which is completely leased by Tenant hereunder as part of the Leased Premises. Any such elevator lobby signage shall be subject to Landlord’s prior written approval, and be consistent with any Dulles Town Center and Building signage and design criteria. To the extent that any portions of the Leased Premises do not constitute full floors of the Building, Landlord will provide at Tenant’s cost, a standard suite identification sign to be affixed by Landlord at the exterior entrance to the Leased Premises in the standard size, color and style selected by Landlord for the Building. If any other signs advertisements or notices are painted, affixed, or otherwise displayed without the prior approval of Landlord, Landlord shall have the right to remove the same, and Tenant shall be liable for any and all costs and expenses incurred by Landlord in such removal. The signage rights granted to Tenant in this Section 24 and Paragraph 5 of the Addendum hereto are personal to the original Tenant and may not be assigned by or to any person or entity other than Tenant, except to assignees of Tenant pursuant to a Permitted Transfer, as defined in Section 10(i) hereof.

25. Options.

(a) Definition. As used in this Lease, the words “Option” or “Options” have the following meaning: (1) the right or option to extend the Term of this Lease or to renew this Lease, and (2) the option, right of first refusal, or the right of first offer to lease the Leased Premises, or the option, the right of first refusal, or the right of first offer to lease other space within the Building, and (3) the right or option to terminate this Lease prior to its expiration date or to reduce the size of the Leased Premises. Any Option granted to Tenant by Landlord must be evidenced by a written option agreement attached to this Lease as a rider or addendum or said option shall be of no force or effect.

(b) Options Personal. Each Option granted to Tenant in this Lease, if any, is personal to the original Tenant and may be exercised only by the original Tenant while occupying the entire Leased Premises and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant (except pursuant to a Permitted Transfer). The Options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. If at any time an Option is exercisable by Tenant, the Lease has been assigned (except pursuant to a Permitted Transfer), or a sublease exists as to any portion of the Leased Premises (except pursuant to a Permitted Transfer), the Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Option.

(c) Multiple Options. In the event that Tenant has multiple Options to extend or renew this Lease a later Option cannot be exercised unless the prior Option to extend or renew this Lease has been so exercised.

(d) Effect of Default on Options. Tenant shall have no right to exercise an Option if an Event of Default has occurred and is continuing at the time of exercise. The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise an Option because of the provisions of this Section 25(d).

(e) (Intentionally Omitted).;

(f) Notice of Exercise of Option. Tenant may only exercise an Option by delivering its written notice of exercise to Landlord in accordance with the requirements of Section 28(f) hereof.

26. Leasing Commission.

Landlord and Tenant each represent and warrant that the representing party has not employed or had contact with any broker relative to this Lease, other than Diamond Property Company with respect to Landlord and Cassidy & Pinkard Companies with respect to Tenant. Each party shall indemnify, defend (with counsel reasonably acceptable to the other party) and hold the other party and the other party’s broker (and, in the case of Tenant’s indemnification of Landlord, all other Landlord Indemnified Parties) harmless, from and against any claim or claims for brokerage or other commissions or other loss, damage, cost or expense (including, without limitation, attorneys’ fees and all court costs) incurred by the indemnified party arising from or out of (i) any breach of the foregoing representation and warranty by the indemnifying party, or (ii) any claim from any broker or agent claiming under or through the indemnifying party, or claiming to have been employed, hired or otherwise used by such indemnifying party in connection with this Lease, or claiming to be the “procuring cause” of this Lease.

27. Parking.

(a) Provided that Tenant is occupying the Leased Premises, Tenant shall have the right, at no additional charge, to use the number of Allotted Parking Spaces (hereinafter defined), on an unreserved basis and on the terms and conditions as established by Landlord from time to time. Such rights are non-transferable other than to permitted sublessees and assignees hereunder. Use of the parking areas by Tenant, its employees, agents and business invitees is subject to the rules and regulations of Landlord as may be promulgated or amended by Landlord operator from time to time. Allotted Parking Spaces shall mean four (4) parking spaces per 1,000 rentable square feet in the Leased Premises, which parking spaces shall be in the surface parking area for the Building.

(b) Initially, no parking spaces at the Building shall be designated reserved for Tenant or any other occupant of the Building. If, at any time during the Term, Landlord elects, in its sole discretion, to grant reserved parking rights to other Building occupants, then the following terms shall apply: (i) Landlord shall simultaneously provide Tenant with twenty (20) designated reserved spaces in the parking area on the north side of the Building in the locations indicated in red on Exhibit F hereto; (ii) in addition, the foregoing allocation of twenty (20) designated reserved spaces shall be increased in the event that Landlord grants another Building occupant a higher ratio of reserved parking spaces (based upon the square footage occupied by such other Building occupant) (Under such circumstances Tenant’s designated reserved parking allocation shall be increased so that Tenant’s ratio at least equals that of any other occupant of the Building); (iii) none of the eight (8) parking spaces located immediately adjacent to the north side of the Building, as indicated in blue on Exhibit F hereto, shall be designated as reserved spaces for any Building tenants or occupants except tenants or occupants of the first floor of the Building; and (iv) the cost of any signage for such designated Tenant reserved spaces shall be borne by Tenant.

(c) Landlord shall provide a reasonable number of visitor parking spaces in the parking area located on the east (Atlantic Boulevard) side of the Building, which spaces shall be designated for use by visitors and guests of the Building tenants.

28. General Provisions.

(a) Binding Effect. The covenants, conditions, agreements, terms and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and, subject to the provisions of Section 10 hereof, each of their respective personal representatives, successors and assigns.

(b) Laws. It is the intention of the parties hereto that this Lease (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the jurisdiction in which the Building is located.

(c) Attorneys’ Fees. If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees and court costs reasonably incurred in good faith. In addition to the foregoing, Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in enforcing Landlord’s rights or Tenant’s obligations under this Lease and including the preparation and service of notices of default and consultations in connection therewith., whether or not legal action is commenced in connection therewith. Landlord and Tenant agree that attorneys’ fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of Section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.

(d) Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term, covenant, agreement, provision, condition or limitation of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by the Landlord of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term, covenant, agreement, provision, condition or limitation. No term, covenant, agreement, provision, condition or limitation of this Lease to be kept, observed or performed by Landlord or by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord or Tenant, as applicable. No waiver by Landlord or Tenant of any breach shall affect or alter this Lease, but each and every term, covenant, agreement, provision, condition and limitation of this Lease shall continue in full force and effect with respect to any other existing or subsequent breach thereof. No failure by Landlord or Tenant to insist upon the strict performance of any term, covenant, agreement, provision, condition or limitation of a lease with any other tenant or to exercise any right or remedy consequent thereof shall constitute a waiver of any similar term, covenant, agreement, provision, condition or limitation contained in this Lease unless the same be incorporated in a written instrument signed by Landlord or Tenant, as applicable, and making specific reference to this Lease and to Landlord’s or Tenant’s obligations hereunder, as applicable.

(e) (Intentionally Omitted).

(f) Notices. No notice, request, consent, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is in writing and is delivered: (i) in person or (ii) sent by registered or certified mail, return receipt requested, first-class postage prepaid, or (iii) delivered via nationally recognized overnight courier service against signed receipt, (1) if to Landlord, at Landlord’s Notice Address, or (2) if to Tenant, at Tenant’s Notice Address, or at any new address that may be given by one party to the other by notice pursuant to this subsection. Such notices, if sent by registered or certified mail, shall be deemed to have been delivered at the time of deliver or attempted delivery if receipt is refused).

(g) Integration. It is understood and agreed by and between the parties hereto that this Lease contains the final and entire agreement between the parties relative to the subject matter hereof, and that they shall not be bound by any terms, statements, conditions or representations relative to the subject matter hereof, oral or written, express or implied, not herein contained.

(h) Waiver of Jury. Landlord and Tenant hereby waive all right to trial by jury in any claim, action, proceeding or counterclaim by either Landlord or Tenant relating to this Lease and/or Tenant’s use or occupancy of the Leased Premises.

(i) Waiver of Venue. Tenant hereby waives any objection to the venue of any action filed by Landlord against Tenant in any state or federal court of the jurisdiction in which the Building is located, and Tenant further waives any right, claim or power, under the doctrine of forum non conveniens or otherwise, to transfer any such action filed by Landlord to any other court.

(j) Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute propriety information of Landlord. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any (collectively, the “Tenant Parties”), shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord in its sole and absolute discretion. Landlord agrees that the foregoing restrictions shall not include any information which (a) was already known to the Tenant Parties prior to disclosure by Landlord, (b) is in or has entered the public domain through no breach of this Lease or other wrongful act of the Tenant Parties, (c) has been rightly received from a third party who is not under any obligation of confidentiality with respect to such information, (d) has been approved for release by written authorization of Landlord, or (e) is required by law, rule or regulation including under the rules and regulations of the New York Stock Exchange or Securities and Exchange Commission. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

(k) Tenant Entity. If Tenant is a corporation, it shall, upon Landlord’s request, furnish to Landlord written proof of the authority of the party executing this Lease on Tenant’s behalf, to bind Tenant to the terms hereof; and it shall furnish to Landlord evidence (reasonably satisfactory to Landlord and its counsel) that Tenant is a duly organized corporation under the laws of the state of its incorporation, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the laws of the state of its incorporation and has the power and authority to enter into this Lease, and that all corporate action requisite to authorize Tenant to enter into this Lease has been duly taken. If Tenant is a partnership, the person executing this Lease on behalf of such partnership hereby represents and warrants on behalf of such person and the partners of Tenant that such person is authorized by Tenant to enter into this Lease.

(l) Financial Statements. Except as expressly provided in the final sentence of Section 15(a) hereof with respect to the named Tenant hereunder, at the request of Landlord, Tenant shall, not later than ninety (90) days following the close of each fiscal year of Tenant, furnish to Landlord a balance sheet of Tenant as of the end of such fiscal year and a statement of income of expense for the year then ended.

(m) Time of Essence. Time is of the essence in the performance of all of Tenant’s and Landlord’s obligations under this Lease.

(n) Words and Phrases. Wherever appropriate herein, the singular includes the plural and the plural includes the singular and neuter gender references shall refer to the gender of the particular party.

(o) Limit on Parties’ Liability. Notwithstanding any provision to the contrary, Tenant shall look solely to the estate and property of Landlord in and to the Building in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant’s use of the Leased Premises, and Tenant agrees that the liability of Landlord and the other parties referenced in Section 7(a)(4) hereof arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant’s use of the Leased Premises, shall be limited to such estate and property of Landlord (or sale proceeds). No other properties or assets of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Leased Premises, and if Tenant shall acquire a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect satisfactory to Landlord. No partnership relation shall be deemed created hereunder between Landlord and Tenant. The foregoing provisions of this subsection shall run to the benefit of Landlord, its successors, assigns, mortgagees and ground lessors. Notwithstanding any provision to the contrary, Landlord shall look solely to the assets and property of Tenant in order to satisfy any judgment obtained by Landlord against Tenant, and, except as may be otherwise permitted pursuant to applicable law (pursuant to laws such as those governing misappropriation of corporate assets, for example) Landlord shall not seek to enforce any such judgment against the assets of any officer, director, member or shareholder of Tenant and no such parties shall have any personal liability hereunder.

(p) Force Majeure. Neither party shall be required to perform any of its obligations under Section 4(a) hereof or any other provision of this Lease, nor be liable for loss or damage for failure to do so, nor shall the other party be released from any of its obligations under this Lease because of the excused party’s failure to perform, where such failure arises from or through acts of God, strikes, lockouts, labor difficulties, shortages of equipment, delays in issuance of governmental permits or approvals, explosions, sabotage, accidents, riots, civil commotions, acts of war, results of any warfare or warlike conditions in this or any foreign country, fire and casualty, Requirements, utility brownouts, utility blackouts, reduction in utility use as a result of mandatory or voluntary guidelines by the public utility supplying energy or government law, regulation, executive or administrative order, or any other causes beyond the reasonable control of the non-performing party. If the non-performing party is so delayed or prevented from performing any of its obligations during the Term, the period of such delay or such prevention shall be deemed added to the time herein provided for the performance of any such obligation. Notwithstanding the foregoing, the terms of this subparagraph (p) shall not apply to, and shall in no way excuse any failure to timely pay rent or other amounts due under this Lease.

(q) (Intentionally Omitted).

(r) Counterparts. This Lease may be executed in several counterparts, each of which such counterparts shall constitute one and the same instrument.

(s) (Intentionally Omitted).

(t) Exhibits and Addendum. Exhibits A (Floor Plan of Leased Premises), A-1 (Base Building Plans), B (Workletter), C (Verification Letter), D (Rules and Regulations), E (Janitorial Specifications), F (Location of Potential Reserved Parking Spaces), G (Form Subordination, Non-disturbance & Attornment Agreement), H (Additional Space Space Plan), I (Form Expansion Amendment) and Addendum, attached hereto, are hereby incorporated herein.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease under seal as of the day and year first above written.

WITNESS:	LANDLORD:
1 DULLES TOWN CENTER, L.L.C.
	By:	Lerner Enterprises, LLC, its manager

		By:	/s/ Theodore Lerner
Name:
Title:

ATTEST:	TENANT:
TREX COMPANY, INC.

	By:	/s/ Robert G. Matheny
	Name:	Robert G. Matheny
	Title:	CEO and Chairman

ADDENDUM

THIS ADDENDUM (the “Addendum”) is attached to the Lease dated as of July 27, 2005, by and between 1 DULLES TOWN CENTER, L.L.C., a Virginia limited liability company (hereinafter, “Landlord”), and TREX COMPANY, INC., a                                                                       corporation (hereinafter, “Tenant”) and incorporated herein by reference thereto. To the extent that there are any conflicts between the provisions of the Lease and the provisions of this Addendum, the provisions of this Addendum shall supersede the conflicting provisions of the Lease.

1. Landlord Payment. Landlord agrees that as an inducement for Tenant to enter into this Lease, Landlord shall pay to Tenant up to [***] ([***] per square foot with respect to the Office Space portion of the Premises, plus [***] per square foot with respect to the Additional Space, plus [***] with respect to the Storage Space portion of the Premises) (the “Landlord Payment”). Such Landlord Payment shall be paid to Tenant in accordance with the following terms:

(a) From time to time during the performance of the Tenant Improvements (but not more often than once every thirty (30) days), Tenant may submit to Landlord copies of invoices (hereinafter referred to as “Approved Invoices”) from Tenant’s general contractor, architect, engineer, furniture provider, fixtures or equipment vendor, construction consulting, moving contractor, and telephone and cabling provider which invoices: (i) shall either (1) be accompanied by written evidence that Tenant has paid the same (which payment shall constitute Tenant’s written certification that the same are accurate and eligible for reimbursement in accordance with the terms of this Paragraph 1), or (2) be approved in writing by Tenant as being accurate and eligible for payment in accordance with the terms of this Paragraph 1; (ii) shall detail work already completed by the invoicing party as part of the approved Tenant Improvements or in connection with the initial installation of cabling, furniture, fixtures or other equipment in the Leased Premises in connection with Tenant’s initial occupancy thereof, or moving costs associated with Tenant’s initial occupancy of the Leased Premises; (iii) with respect to work that is a part of the Tenant Improvements, shall be accompanied by: (1) written partial lien waivers (in form and substance reasonably acceptable to Landlord) from the general contractor and all subcontractors and materialmen who have performed work or delivered materials in connection with the Tenant Improvements through the date the date of the Approved Invoices covering the Tenant Improvements completed through the date of the paid invoices, by which such parties waive any lien rights (or in the case of unpaid invoices waive such lien rights conditioned only upon payment of the invoice in question); and (2) a written certification from Tenant’s architect or Construction Manager that the work described in any such Approved Invoices from Tenant’s general contractor has been substantially completed in accordance with the final plans for the Tenant Improvements approved by Landlord.

(b) Provided that Tenant is not in default of any of its obligations under the Lease beyond any applicable notice and cure period, within fifteen (15) business days of delivery of the aforesaid Approved Invoices accompanied by the proper documentation as required above, Landlord will pay to Tenant from the Landlord Payment the amount of any previously unreimbursed or unpaid Approved Invoices up to a maximum total payment (except as provided in subparagraph (c) below) of [***] (which amount is subject to further reduction by any amounts deducted from the Landlord Payment pursuant to the terms of Paragraph 5 hereof).

(c) If any portion of the Landlord Payment remains unpaid in accordance with subparagraph (b) above and the deduction of all Signage Costs in accordance with the terms of Paragraph 5 below, then within thirty (30) days after satisfaction of the “Final Payment Conditions”, as defined below, Landlord shall pay the remaining unpaid balance to the extent of any remaining unreimbursed or unpaid (whether in whole or in part) Approved Invoices.

For purposes of this Lease, the Final Payment Conditions shall include:

(i) Tenant has completed the Tenant Improvements according to the final plans and specifications therefor approved by Landlord; and

(ii) Tenant has obtained and delivered to Landlord final, unconditional lien waivers from Tenant’s general contractor and all subcontractors and materialmen who performed work or delivered materials in connection with the Tenant Improvements, waiving any liens against the Leased Premises (including the Additional Space) and the Building; and

(iii) Tenant has obtained and delivered to Landlord a general contractor’s affidavit specifying the names of all contractors, subcontractors, suppliers and material persons who have supplied labor, services, goods or materials to the Leased Premises (including the Additional

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Space) and stating that all such listed persons and entities have been paid in full and Landlord agrees that a duly executed AIA Form G706A (with attachments) is sufficient to satisfy this requirement;

(iv) There is no outstanding, uncured Event of Default by Tenant under the Lease;

(v) Tenant has submitted Approved Invoices that have not been previously paid or reimbursed totaling at least the amount requested by Tenant and any necessary documentation as set forth above; and

(vi) Tenant has obtained and delivered a copy to Landlord of a permanent Certificate of Occupancy for the Leased Premises (including the Additional Space).

(d) Any claim of Tenant to any portion of Landlord’s Payment not paid or due and owing pursuant to the terms set forth above on or before December 31, 2006, shall be deemed waived by Tenant. Notwithstanding the foregoing, in the event that an Event of Default is outstanding and uncured at the time that Tenant requests a payment from the Landlord Payment, Landlord shall not be obligated to make such payment to Tenant; provided, however, that if Tenant cures the Event of Default within the applicable cure period provided in the Lease, Landlord shall thereafter make the payment from the Landlord Payment, provided no other defaults under the Lease exist at the time of such payment. If an Event of Default occurs prior to full payment of the Landlord Payment and such Event of Default results in a termination of Tenant’s right to possession of the Leased Premises by a court of competent jurisdiction, Tenant shall reimburse to Landlord upon demand all amounts paid to Tenant on account of the Landlord Payment and Landlord shall have no further obligation to make any payments of the Landlord Payment to Tenant.

2. Renewal Option. (a) Subject to the provisions of Section 25 of the Lease, Tenant is hereby granted an option to renew the Lease and extend the Term hereof for an additional period of one hundred twenty (120) calendar months (“Renewal Term,” beginning on the expiration of the Initial Term and ending on the last day of the one hundred twentieth (120th) full calendar month thereafter), subject to and in accordance with all of the terms and conditions set forth below. Tenant’s renewal option is conditioned upon Tenant having satisfied each of the following requirements:

(i) Tenant notifies Landlord of its election to exercise the right of renewal granted hereby at least fifteen (15) months but not more than twenty-four (24) months prior to the expiration of the Initial Term;

(ii) at the time of the exercise of such right and for the remainder of the Term thereafter prior to the commencement of the Renewal Term, there is no existing Event of Default which is not remedied within the applicable cure periods set forth in the Lease;

(iii) the Lease has not terminated prior to the commencement of the Renewal Term; and

(iv) at the time of the exercise of such Option and for the remainder of the Term thereafter prior to the commencement of the Renewal Term, the original named Tenant or a transferee of Tenant pursuant to a Permitted Transfer (as defined in Section 10(i) of the Lease) is in possession of and occupying the entire Leased Premises.

(b) During the first twelve (12) calendar months of the Renewal Term, Tenant shall pay Landlord Basic Rent equal to the greater of: (i) [***] of the Fair Market Rent (as defined below) for the Leased Premises for the Renewal Term, or (ii) the total of: (1) [***] the net rental component of the annual Basic Rent rate payable hereunder by Tenant (notwithstanding any abatements thereof) during the one year period immediately preceding the commencement of the Renewal Term; plus (2) the Additional Rent related to increased Operating Expenses payable by Tenant pursuant to the terms of Section 3(b) of the Lease (determined without giving effect to any abatements thereof) during the one year period immediately preceding the commencement of the Renewal Term. The “Fair Market Rent,” as used in this Paragraph 2, shall mean the market annual face rental rate (plus any market-appropriate annual escalations thereof) for comparable space in the Corporate Office Park at Dulles Town Center for a third party tenant of similar caliber and financial standing entering into a new arms-length Lease, taking into account all appropriate factors and all then current market economics and concessions (including, if applicable, rental abatement, improvement and other allowances, new base year for Operating Expenses, etc.). Beginning with the thirteenth (13th) Lease Month of the Renewal Term, the aforesaid Basic Rent for the first twelve (12) Lease Months of the Renewal Term shall be escalated on an annual basis in accordance with market appropriate escalations, determined in accordance with the Fair Market Rent described above.

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(c) Within thirty (30) days following Landlord’s receipt of Tenant’s timely notice of its exercise of the renewal option, Landlord shall notify Tenant of Landlord’s good faith determination of the Basic Rent applicable to the Renewal Term based upon the foregoing parameters (which determination shall include a determination of market appropriate annual escalations of the initial Basic Rent). If Tenant notifies Landlord that Tenant agrees with Landlord’s determination of such Basic Rent, then, provided the foregoing conditions thereto are met (as set forth in subparagraph (a) above), the Term shall be extended for one hundred twenty (120) calendar months beyond the expiration of the Initial Term upon the Basic Rent terms set forth in Landlord’s notice to Tenant. If Tenant fails to promptly notify Landlord that Tenant agrees with Landlord’s determination of the Basic Rent applicable to the Renewal Term, then during the period between Landlord’s notification to Tenant and the thirtieth (30th) day thereafter, the parties shall negotiate and discuss the matter in good faith. If the parties fail to agree upon the Basic Rent applicable to the Renewal Term within such thirty (30) day period, then Tenant, at its option, may withdraw its exercise of the Renewal Option by delivering written notice of such withdrawal within five (5) business days following the expiration of the aforesaid thirty (30) day period. In the event that the parties cannot agree upon the appropriate Basic Rent prior to the close of business on the thirtieth (30th) day following Landlord’s notification of Landlord’s determination of Basic Rent (such thirty (30th) day being referred to as the “Outside Agreement Date”), and Tenant fails to timely exercise the foregoing withdrawal right, then the Basic Rent applicable to the Renewal Term shall be determined in accordance with the following terms, the results of which shall be binding upon the parties. Within ten (10) business days following the Outside Agreement Date, each party shall give written notice to the other setting forth the name and address of a Broker (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Basic Rent applicable to the Renewal Term. If either party shall fail to select a Broker as aforesaid, then the party which has selected a Broker as aforesaid (the Appointing Party) shall have the right to issue a written notice to the party which failed to select a Broker as aforesaid (the Non-Appointing Party) advising such Non-Appointing Party that it has failed to appoint a Broker, in which case, if the Non-Appointing Party does not then designate its Broker within five (5) business days following receipt of the Appointing Party’s Notice, then the Basic Rent shall be determined by the Broker selected by the Appointing Party. Each Broker shall thereupon independently make his determination of the Basic Rent outlined above within twenty (20) days after the appointment of the second Broker. If the two Brokers determinations are not the same, but the higher of such two determinations (based upon the initial annual Basic Rent and average Base Rent over the course of the Renewal Term) is not more than one hundred five percent (105%) of the lower of them, then the Basic Rent shall be deemed to be the average of the two determinations. If the higher of such two determinations is more than one hundred five percent (105%) of the lower of them, then the two Brokers shall jointly appoint a third Broker within ten (10) days after the second of the two determinations described above has been rendered. (If the two brokers are unable to agree upon a third broker, then the third broker shall be appointed by the Greater Washington Area Commercial Broker’s Council; or if such organization no longer exists, by the president of its successor organization; or if no such successor organization exists, by the Chief Judge of the Circuit Court of Loudoun County, Virginia). The third Broker shall independently make his determination of the Basic Rent within twenty (20) days after his appointment by choosing one of the two determinations previously submitted in accordance with the foregoing by the parties’ respective Brokers, and the third Broker’s determination shall be deemed to be the Basic Rent payable by Tenant with respect to the applicable Renewal Term. For the purposes of this Paragraph 1, Broker shall mean a real estate broker licensed in the Commonwealth of Virginia, who has been regularly engaged in such capacity in the business of commercial office leasing in the Northern Virginia submarket for at least five (5) years immediately preceding such persons appointment hereunder. Each party shall pay for the cost of its Broker and one-half of the cost of the third Broker, if any.

(d) Prior to the commencement of the Renewal Term, upon the request of Landlord, Tenant hereby agrees to execute an amendment to the Lease memorializing said extension of the Lease Term.

3. Additional Premises. (a) On a date selected by Landlord (in its sole and absolute discretion) between March 1, 2012 and September 1, 2012 (“Delivery Window”), Landlord shall deliver and Tenant shall accept the entire fifth (5th) floor of the Building, consisting of 25,024 rentable square feet of space. (“Additional Space”). Landlord shall endeavor to provide Tenant with at least twelve (12) months’ prior written notice of the actually Additional Space Delivery Date, but in any event shall provide a minimum four (4) months’ prior written notice. The parties acknowledge that Landlord’s ability to precisely determine such actual Additional Space Delivery Date depends upon

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the performance by any third parties occupying the space of their obligations to timely vacate the same. Upon delivery of the Additional Premises to Tenant (“Additional Space Delivery Date”):

(i) The Additional Space shall be delivered and accepted in its entirety and in its then “as is” condition, except that: (1) any damage thereto beyond reasonable wear and tear shall have been repaired by Landlord or at Landlord’s cost and expense, and (2) to the extent requested pursuant to written notice from Tenant delivered to Landlord within thirty (30) days following Landlord’s notice to Tenant regarding the anticipated Additional Space Delivery Date, any material alterations made by any prior occupant thereof to the initial improvements performed therein by Tenant as part of the initial Tenant Improvements (as contemplated in subparagraph (b) below and Exhibit B to the Lease) shall be removed (to the extent requested by Tenant as provided above) and the portions of the Additional Space affected by such removal shall be restored (to its condition following Tenant’s completion of the initial Tenant Improvements therein) by or at the cost and expense of Landlord [The parties acknowledge that the exercise by Tenant of such right to require the performance of certain removal and restoration work by Landlord may delay the Additional Space Delivery Date (including, without limitation, a delay to a date outside of the aforesaid Delivery Window) and, provided that such delay is not caused by the failure of Landlord or its contractors to promptly commence and thereafter diligently pursue completion of such removal and restoration obligations within a commercially reasonable period of time, no such delay shall in any way result in any liability on the part of Landlord, nor entitle Tenant to exercise any rights against Landlord. If any such delay in delivery of the Additional Space does result from the failure by Landlord or its contractor to timely comply with the foregoing removal and restoration obligations, then Tenant’s sole and exclusive remedy in connection with the same shall be a day-for-day rental abatement with respect to the Additional Space for each day that delivery of the same is delayed beyond the sixtieth (60th) day following the date that Landlord would have otherwise delivered possession of such Additional Space if not for the failure by Landlord or its contractor to timely perform such obligations.];

(ii) The Additional Space shall become part of the Leased Premises and Tenant shall Lease the same from Landlord pursuant to all of the terms, covenants and conditions of the Lease, for the remainder of the initial Term (and the Renewal Term, if exercised);

(iii) As a result, the size of the Leased Premises shall be increased by 25,024 square feet (to a total of 79,780 square feet, unless the Leased Premises was previously increased in size pursuant to the terms of Paragraph 4 below or otherwise);

(iv) Tenant’s Proportionate Share of Operating Expenses shall be increased in order to reflect the increased size of the Leased Premises;

(v) Tenant, at its sole cost and expense, shall undertake any additional improvements and alterations to the Additional Space that Tenant deems necessary or desirable in connection with Tenant’s use or occupancy of the same (“Additional Improvements”), which Additional Improvements shall be performed subject to and in accordance with the terms of Article 22 of the Lease (including without limitation, the requirement that Tenant obtains Landlord’s prior written approval with respect to the same).

(vi) [***]

(vii) Beginning on the thirty-first (31st) day following the Additional Space Delivery Date and continuing throughout the balance of the Lease Term, Tenant shall pay Basic Rent with respect to the Additional Space at the then escalated per square foot Basic Rental Rate then payable by Tenant with respect to the Office Space portion of the Premises in accordance with the terms of Section 1(a)(2) of the Lease (such Basic Rent shall be escalated along with and at the same time as the annual escalation of Tenant’s Basic Rent with respect to the Office Space).

(b) The parties acknowledge that, as part of the Tenant Improvements to be performed by Tenant in connection with its initial occupancy of the Leased Premises, Tenant, at its cost and expense, shall also perform certain improvements to the Additional Space for the purposes of making the same leasable to a third party and reasonably compatible with Tenant’s Improvements to the Office Space portion of the Leased Premises. That portion of the Tenant Improvements to be performed with respect to the Additional Space shall be performed in accordance with the space plan set forth in Exhibit H to the Lease. The parties agree that, at a minimum such Additional Space Tenant Improvements shall include:

1) a Z -Corridor;

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2)	an area for a reception area on both sides of the elevator lobby to allow for two occupants on the floor;

3)	a kitchen or galley on each side of the floor;

4)	a copy/file room on each side of the floor;

5)	a demising partition dividing the floor into two suites except that the circulation corridor within the premises will be left open until, and if, two tenant’s occupy the floor;

6)	a mix of conference rooms, offices and open areas for systems furniture.

However, notwithstanding the foregoing, the parties acknowledge that the portion of the Tenant Improvements to be performed with respect to the Additional Space shall not include any carpeting and base; it being agreed that such carpeting and base shall be installed by Landlord and/or a third party leasing or occupying the space during the period prior to the Delivery Window.

(c) The Tenant Improvements applicable to the Additional Space shall be completed by Tenant no later than thirty (30) days following the Rent Commencement Date. Tenant’s temporary possession and occupancy of and access to the Additional Space during the period between the Lease Commencement Date and the thirtieth (30th) day following the Rent Commencement Date shall only be for the purpose of performing the Tenant Improvements in the Additional Space, and such temporary possession and occupancy and access shall be subject to all of the terms, covenants and conditions of the Lease. Upon expiration of such thirtieth (30th) day following the Rent Commencement Date, Tenant’s rights with respect to such Additional Space will end and shall not resume until possession of the Additional Space is delivered to Tenant on the Additional Space Delivery Date. Following Tenant’s completion of the Tenant Improvements to the Additional Space (which completion shall be no later than the thirtieth (30th) day following the Rent Commencement Date), Landlord shall be free to lease the Additional Space to any third party upon such terms and conditions as Landlord (or otherwise utilize such Additional Space), in its sole and absolute discretion shall determine (subject, of course, to Landlord’s obligation to deliver the same to Tenant during the Delivery Window. If Tenant fails to timely complete the Tenant Improvements applicable to the Additional Space prior to the expiration of the aforesaid thirtieth (30th) day following the Rent Commencement Date, then notwithstanding any provision hereof to the contrary, Tenant shall be obligated to pay Landlord Annual Basic Rent and additional rent with respect to such Additional Space in accordance with the terms of subparagraphs (a)(iv) and (vii) above until such time as Tenant completes the Tenant Improvements therein and relinquishes all possession and occupancy of such Additional Space and returns the same to Landlord.

4. Expansion Options. (a) Following the initial lease-up of the Building (which period, for the purposes hereof shall end when ninety percent (90%) of the leasable space in the Building has been leased and occupied), throughout the Initial Term (and Renewal Term, if applicable) Tenant shall have a right of first offer to lease any other space that becomes available for leasing in the Building following its initial leasing to a third party. Such right of first offer shall be subject to and exercisable strictly in accordance with the terms of this Paragraph 4.

(b) From time to time during the Term, if Landlord reasonably expects any such space in the Building to become available for leasing, Landlord shall notify Tenant (“Offer Notice”) of the date on which Landlord reasonably expects the same to become available (which Landlord notice shall not be delivered to Tenant more than eighteen (18) months prior to the date on which Landlord expects the same to become available for leasing. Any space specified in an Offer Notice from Landlord shall constitute “Offer Space,” as such term is used herein. A space shall be deemed to be “available for leasing,” as such phrase is used in this Paragraph 4 on the date on which the previous tenant’s or occupant’s rights to lease such space expire or are terminated. The parties acknowledge that the all space subject to the Expansion Option is currently or will be occupied by other tenants. Landlord shall have no obligation to offer any such space to Tenant on any particular date, nor shall Landlord have any liability for any delay in delivering any such Offer Space to Tenant which results from a delay in the existing tenant vacating such Offer Space, and no such delay shall in any way constitute a default hereunder by Landlord or subject Landlord to any liability. If Tenant exercises its rights under this Paragraph 4, Landlord will use commercially reasonable efforts to regain possession of the Offer Space upon the expiration of such other tenant’s or occupant’s rights with respect thereto.

(c) Tenant’s right to lease said Offer Space shall be subject to the following conditions:

(i) Tenant notifies Landlord in writing of Tenant’s intent to lease the Offer Space (“Leasing Notice”) on or before the tenth (10th) business day following Landlord’s Offer Notice;

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(ii) Pursuant to the terms of Tenant’s Leasing Notice, Tenant agrees to Lease: (1) all of the Offer Space specified in Landlord’s Offer Notice, or (2) at least fifty percent (50%) of such Offer Space, plus such additional portion thereof as may be necessary in order to ensure that: (x) the portion of the Offer Space to be leased by Tenant as well as the remainder of the Offer Space satisfies any code requirements; and (y) the remainder of the Offer Space shall be reasonably marketable to third parties in Landlord’s reasonable judgment;

(iii) at the time of the aforesaid Leasing Notice, there is no existing Event of Default which is not remedied within the applicable cure periods set forth in Article 11 of the Lease; and

(iv) at the time of the aforesaid Leasing Notice and throughout the period prior to Landlord’s delivery of the Offer Space to Tenant, Tenant has not: (1) assigned any portion of its interest under the Lease or subleased a total of more than 12,500 square feet (determined based upon the total of all then existing subleases applicable to any portion of the Leased Premises) of the Leased Premises to any third party other than pursuant to a Permitted Transfer as provided in Section 10(i) of the Lease, or (2) otherwise ceased to lease any portion of Leased Premises which were originally leased to Tenant under the Lease.

In the event that any of the forgoing conditions are not satisfied, Landlord, at its option, may elect, at its sole option and in its sole and absolute discretion not to lease or offer the Offer Space to Tenant.

(d) If Tenant fails to timely exercise its Expansion Option following an Offer Notice from Landlord, then Landlord may thereafter market and lease the applicable Offer Space to any other person or entity upon terms determined by Landlord in its sole and absolute discretion., subject to the following additional right of Tenant: At any time prior to Landlord entering into a letter of intent (which thereafter results in a lease) or lease with a third party with respect to the same, Tenant may exercise its Expansion Option as provided above. Such subsequent exercise shall remain subject to all of the conditions set forth subparagraph (c) above, and in addition, if Landlord has received a letter of intent or signed lease from a third party for all or a portion of the subject Offer Space, then Tenant must exercise its Expansion Option with respect to entire portion of such Offer Space being contemplated for lease by such third party.

(e) If Tenant timely and properly exercises its right to lease the Offer Space, and the conditions applicable thereto (as set forth in subparagraph (c)) have been satisfied, Tenant’s leasing of the Offer Space shall be upon all of the terms and conditions of this Lease [including but not limited to the Term hereof (it being understood that Tenant’s leasing of the Offer Space shall be coterminous with Tenant’s leasing of the original Leased Premises, unless less than sixty (60) full calendar months remain in the then-current Term, in which case, as an additional condition of Tenant’s leasing the Offer Space, the then current Term (the Initial Term or Renewal Term, as applicable) shall be deemed extended by such additional period as is necessary to ensure Tenant’s leasing of the Offer Space and the balance of the Leased Premises for a full sixty (60) calendar months)] as modified by the terms of this subparagraph (e) and subparagraph (f) below. Upon Landlord’s delivery of the Offer Space, the Leased Premises shall include the Offer Space, and the total net rentable area thereof shall be appropriately increased. Tenant’s Basic Rent obligations with respect to the Offer Space shall commence on the date that Landlord delivers possession of the Offer Space to Tenant (“Delivery Date”). Tenant shall pay Landlord annual Basic Rent for the Offer Space, in an amount equal to the net rentable area of the Offer Space multiplied by the sum of (1) the then-escalated per square foot Basic Rent which Tenant is obligated to pay with respect to the original Office Space portion of the Lease Premises pursuant to Section 1(a)(2) of the Lease; and (2) the then-escalated amount payable by Tenant pursuant to Section 3(b) of the Lease with respect to the Office Space portion of the Leased Premises (expressed on a per square foot basis). Thereafter, said Basic Rent payable with respect to the Offer Space shall be escalated in accordance with (and at the same time as) the increase in Annual Basic Rent set forth in such Section 1(a)(2) of the Lease [***]. In addition to the Basic Rent, beginning on the first January 1st following the Delivery Date Tenant shall pay Landlord additional rent with respect to the Offer Space related to increases in Operating Expenses over those applicable to the calendar year in which the Delivery Date occurs. Such Additional Rent shall be payable in accordance with the terms of Article 3 of the Lease except that the “Base Year” for the purposes thereof shall be deemed to be the calendar year in which the Delivery Date occurs.

(f) If Tenant timely exercises the Expansion Option and the conditions applicable thereto are satisfied, then Landlord shall deliver and Tenant shall accept possession of the Offer Space (or portion thereof with respect to which Tenant has exercised its Expansion Option to the extent permitted pursuant to the foregoing) in its then “as is” condition, and any alterations or improvements thereto necessary or desired by Tenant shall be performed in accordance with the

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terms of Exhibit B to the Lease. Landlord shall deliver and Tenant shall accept possession of the applicable Offer Space in its then “as is” condition, except that the same shall be broom clean, free of any prior occupants’ personal property and with all Building systems serving the same in good working order. Tenant, at its sole cost and expense, shall undertake any improvements and alterations to the Offer Space that Tenant deems necessary or desirable in connection with Tenant’s use or occupancy of the same (“Offer Space Improvements”), which Offer Space Improvements shall be performed subject to and in accordance with the terms of Exhibit B to the Lease (including without limitation, the requirement that Tenant obtains Landlord’s prior written approval with respect to the same). Landlord shall make available to Tenant an Offer Space Landlord Payment (herein so called) as set forth below. The use and payment of such Offer Space Landlord’s Payment shall be subject to the terms and conditions set forth in Paragraph 1 of this Addendum, except that the amount of such Offer Space Landlord’s Payment shall be determined by multiplying the following three figures: (1) the quotient resulting from dividing the number of full calendar months between the applicable Offer Space Rent Commencement Date (as defined below) and the last day of the then-current Term (i.e., the Term for which Tenant shall lease and pay Basic Rent with respect to such Offer Space pursuant to the Lease, as such Term same may have been extended as required pursuant to the terms of subparagraph (e) above) by 12; and (2) [***] and (3) the net rentable area of the Offer Space with respect to which Tenant has exercised its Expansion Option. Such Offer Space Landlord Payment shall be paid to Tenant in accordance with the procedures and requirements set forth in Paragraph 1 of this Addendum. For the purposes hereof, the Offer Space Rent Commencement Date shall be the earlier to occur of: (i) substantial completion of the Offer Space Improvements in the Offer Space, or (ii) ninety (90) days after the date that Landlord delivers possession of such Offer Space to Tenant. Prior to Landlord’s delivery of the Offer Space to Tenant, Landlord and Tenant shall execute and deliver an amendment to this Lease in the pre-negotiated form attached to the Lease as Exhibit I) adding the applicable Offer Space to the Leased Premises (it being the intent of the parties that Tenant shall utilize such ninety (90) day period to plan, permit, and construct the Offer Space Improvements in the Offer Space).

(g) If Tenant timely and properly exercises the Expansion Option granted hereby, prior to Landlord’s delivery of the applicable Offer Space to Tenant, Tenant and Landlord shall execute an amendment to the Lease memorializing said expansion of the Leased Premises and the terms applicable thereto substantially in the form attached to the Lease as Exhibit I.

(h) In the event of: (i) a failure of any of the conditions set forth in subparagraph (c) above prior to Landlord’s delivery of the Offer Space to Tenant, no such failure shall relieve Tenant of its obligations with respect to such Offer Space (it being the intent of the parties that if Landlord delivers such Offer Space in accordance with the terms hereof, Tenant shall be responsible for all rental obligations hereunder with respect to such Offer Space).

(i) Nothing in this Paragraph 4 shall in any way affect Tenant’s rights to the Additional Space or the terms and conditions applicable thereto set forth in Paragraph 3 hereof.

5. Exterior Signage. (a) Subject to the terms set forth below, Tenant, at its sole cost and expense, shall have the non-exclusive right to display a single sign on the exterior of the Building in the location indicated in Exhibit J attached to the Lease (“Exterior Sign”). In addition to the foregoing, subject to the terms set forth below, Tenant, at its sole cost and expense, shall have the non-exclusive right to display one sign (“Monument Signage”) on the top line of the Building’s major tenant monument sign at the entrance to the Building on Atlantic Boulevard. Said Exterior Sign and Monument Signage shall be: (i) subject to any limitations imposed by applicable codes, regulations and laws, including Loudoun County sign ordinances and Dulles Town Center signage and design criteria, and (ii) incorporate only Tenant’s corporate name or trade name as indicated in Exhibit J to the Lease. The precise size, location, materials and method of installation of such Exterior Sign and Monument Signage shall be subject to all applicable codes, regulations and laws, as well as Landlord prior written approval, which approval may be granted or withheld in Landlord’s sole and absolute discretion. However, Landlord hereby approves the size, type and location of the Exterior Sign and Monument Signage described in Exhibit J to the Lease.

(b) Notwithstanding the foregoing, if at any time during the Term, Tenant leases and occupies less than 25,000 square feet in the Building, then Landlord, at any time after the effective date of the reduction in the size of the Leased Premises below said threshold, may require Tenant, at its cost and expense, to remove said Exterior Signs from the Building, in accordance with the procedures described in subparagraph (e) below. Such removal shall be completed by Tenant within thirty (30) days following Landlord’s written request therefor. Conversely, in the event that Tenant at any time leases at least 125,000 square feet in the Building, and there exists the capacity and legality to install an additional exterior sign on the Building, Tenant may elect to install a second

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Building sign in a mutually agreeable location. Any such second exterior sign would be designed by Landlord’s graphic designer at Tenant’s expense, and the sign would be subject to all of the terms and conditions (including, without limitation, Landlord’s approval) applicable to the original Exterior Sign.

(c) Landlord shall, at Tenant’s sole cost and expense, subject to any limitations imposed by applicable governmental codes, regulations and other laws, ordinances, regulations, orders or other legal requirements of governmental authorities, contract for the design, fabrication and installation of said Exterior Sign and Monument Signage in accordance with plans and specifications approved by Tenant and Landlord in accordance with the foregoing terms prior to the installation thereof. Landlord will deduct all actual costs associated with the design, fabrication and installation of such Exterior Sign and Monument Signage (the “Signage Costs”) from the Landlord Payment. To the extent that any such Signage Costs are not deducted from such Landlord Payment by Landlord (whether by reason of the fact that insufficient funds are then available from such Landlord Payment or otherwise), then Tenant shall pay all such excess Signage Costs to Landlord, as additional rent hereunder, within ten (10) business days of Landlord’s delivery of an invoice therefor.

(d) At all times during the Term, Tenant shall, at its sole cost and expense: (i) insure said Exterior Sign in accordance with reasonable insurance requirements relating to the Building or said Exterior Sign, as applicable, (ii) maintain said Exterior Sign in good condition and repair, and (iii) take any action necessary (including, if necessary, the removal of the Exterior Sign) to ensure that said Exterior Sign at all times comply with all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders or other legal requirements of the United States of America, the Commonwealth of Virginia, Loudoun County and any other public or quasi-public authority having jurisdiction over the Building, said Exterior Sign and insurance requirements relating to or affecting the Building, said Exterior Sign.

(e) Prior to the expiration or earlier termination of the Term of the Lease or Tenant’s right to possession of the Leased Premises (and prior to a reduction in the size of the Leased Premises as described in subparagraph (b) above, as applicable), Tenant shall, at its sole cost and expense, remove said Exterior Sign from the Building and repair all damage to the Building and Landlord’s property caused by the installation, existence or removal of the same, (including, without limitation, the remediation and elimination of any discoloration or “shadow” resulting from the presence or removal of said Exterior Sign). Notwithstanding the foregoing, if Tenant fails to timely remove its sign and repair damage to the Building as required hereunder, Landlord, at its sole option, by written notice to Tenant, may elect to perform (or contract for the performance of) all such removal and repair obligations, in which case Tenant shall reimburse Landlord, as additional rent, for all costs incurred by Landlord in performing such obligations within thirty (30) days of Landlord’s delivery of an invoice therefor.

(f) Tenant shall reimburse Landlord, as additional rent, for any reasonable costs incurred by Landlord with respect to Tenant’s failure to comply with any requirement in this Lease regarding said Exterior Sign, which failure continues for a period of ten (10) business days following written notice from Landlord (which costs shall include but not be limited to any increased insurance premiums related to the same). Tenant hereby indemnifies and holds Landlord harmless from and against any claims, liabilities, causes of action, losses, damages and costs (collectively, “claims”) incurred or suffered by Landlord as a result of the maintenance, existence, relocation or removal of said Exterior Sign (except to the extent that such claims are the direct result of the negligence or willful misconduct of Landlord, its employees, agents or contractors). Tenant covenants not to damage the Building or Landlord’s property in the course of maintaining and removing said Exterior Sign. In the event that the maintenance or removal of said Exterior Sign results in any such damage, or Landlord incurs any liability relating to the same, Tenant agrees: (i) to pay Landlord within thirty (30) days after Landlord’s written demand therefor, the reasonable costs incurred by Landlord in repairing any such damage, and (ii) to indemnify Landlord against any such liability.

6. Roof Rights. (a) Provided Tenant is not in default of any of its obligations hereunder, Tenant shall have the conditional right (at no additional regularly-recurring charge) to install and maintain: (i) a satellite dish or antenna and related communications equipment and separately sub-metered supplemental HVAC equipment exclusively serving the Leased Premises (collectively, the “equipment”) on the roof of the Building in accordance with the terms of this Addendum Paragraph 6.

(b) Prior to installing any such equipment, Tenant shall submit detailed plans and specifications therefor (and with respect to the screening thereof, which shall be required by Landlord) to Landlord for its review. Said plans and specifications shall describe in detail the size,

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weight, color and configuration of the equipment and any associated equipment (including cabling or other conduits between the equipment itself and the Leased Premises), the proposed location of the same on the Building, the manner in which the same shall be installed and removed, and the name and license number of the competent Virginia licensed contractors who will perform such installation. All such plans shall be subject to Landlord’s prior written approval, the size and location of such equipment may be limited by Landlord in its sole and absolute discretion, and Landlord may request any reasonable additional changes to the plans and specifications, as Landlord, in its sole discretion, deems necessary to protect the structure and aesthetic appearance of the Building and/or Landlord’s ability to properly maintain and operate the Building. As a result, the design and installation of said equipment shall be subject to the design limitations of the Building and its structural, electrical and mechanical systems. No work may commence with respect to the installation of said equipment until: (i) Landlord has provided Tenant with Landlord’s prior written approval of final plans therefor, and (ii) Tenant has provided Landlord with written proof that Tenant has obtained all licenses, permits and approvals from applicable government authorities necessary for the installation and operation of said equipment.

(c) The installation, operation and maintenance of the equipment shall, at all times, comply with all applicable Loudoun County codes, Dulles Town Center Architectural Design Guidelines, as well as all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders or other legal requirements of the United States of America, the Commonwealth of Virginia, and any other public or quasi-public authority having jurisdiction over the Building and insurance requirements relating to or affecting the Leased Premises, the Building, the condition thereof, all machinery, equipment and furnishings therein incident to Tenant’s occupancy of the Building and its use thereof. The equipment shall be modified, removed or relocated (subject to Landlord’s prior written approval) from time to time by Tenant in order to ensure continued compliance with the foregoing requirements. Landlord’s approval of any plans and specifications shall in no way constitute a representation or warranty by Landlord that the same are in compliance with any of the foregoing requirements. The installation and subsequent maintenance of the equipment shall be subject to such reasonable regulations and restrictions as are imposed thereon by Landlord. In the event that the installation or maintenance of the equipment results in damage to the Building, or Landlord incurs any liability relating to or arising from the same, Tenant agrees: (i) to pay Landlord on demand the costs incurred by Landlord in repairing any such damage, and (ii) to indemnify Landlord against any such liability.

(d) Tenant shall pay all costs associated with the design, installation, maintenance, operation, relocation and removal of the equipment. Tenant shall reimburse Landlord, as additional rent, for any costs incurred by Landlord with respect to the equipment, including but not limited to: (i) any increased insurance premiums, (ii) any engineering or architectural fees related to reviewing the aforesaid plans and specifications, and (iii) any reasonable legal fees related to the review of the aforesaid requirements and Tenant’s compliance therewith. Tenant hereby indemnifies and holds Landlord harmless from and against any claims, liabilities, causes of action, losses, damages and costs incurred by Landlord as a result of the installation, operation, maintenance, relocation or removal of the equipment. Tenant covenants not to damage the roof or any other part of the Building in the course of installing, maintaining and removing the equipment. Except as expressly set forth in the approved plans therefor, no such installation, maintenance or removal of the equipment shall involve any penetration of the Building’s roof or exterior walls.

(e) Tenant covenants that the installation, maintenance, operation, relocation and removal of the equipment shall in no way materially interfere with Landlord’s operation of the Building’s systems or with other tenant’s use of their premises or operation of their equipment. In the event of any such interference, the equipment shall be modified, removed or relocated (subject to Landlord’s prior written approval) from time to time by Tenant. Landlord shall have the right to require Tenant to temporarily relocate the equipment in order to allow Landlord to complete repairs, maintenance or modification of the Building. In exercising its rights set forth in the immediately preceding sentence, Landlord will use reasonable efforts to minimize any interference with Tenant’s use of the equipment.

(f) Tenant shall use any such communications equipment for internal corporate purposes only. No equipment which Tenant is permitted to install on the roof of the Building in accordance with the terms of this Addendum Paragraph 6 shall be utilized by anyone other than Tenant or in any manner as a source of revenue to Tenant.

(g) The maintenance and operation of the equipment shall be at Tenant’s sole risk, and any damage to the equipment will in no way operate to affect Tenant’s obligations under this Lease. Similarly, any condemnation or other governmental action which affects Tenant’s ability to maintain and operate the equipment shall in no way affect Tenant’s obligations under this Lease, except as set

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forth below. In the event that any applicable government authority or other legal requirement prevents Tenant from operating or maintaining the equipment, Tenant shall promptly remove the same. The rights of Tenant set forth in this Addendum Paragraph 6 are personal to the named Tenant herein and may not be assigned, sublet or otherwise transferred to any third person or entity (and any assignee of Tenant expressly permitted pursuant to the terms of Section 10(i) of the Lease). Prior to the expiration or termination of the Lease Term, Tenant shall remove the equipment from the Building and restore the same to its condition prior to the installation thereof. Tenant’s failure to so remove the same shall constitute an Event of Default under this Lease and a holdover by Tenant in the Leased Premises.

7. Back-up Generator. (a) The parties acknowledge that the Building is equipped with a back-up generator. However, provided no Event of Default by Tenant is outstanding and uncured, Tenant shall have the conditional right to install and maintain an emergency generator and related equipment (collectively, “Generator Equipment”) to serve the Leased Premises on the property adjacent to the Building in accordance with the terms of this Addendum Paragraph 7.

(b) Prior to installing any such Generator Equipment, Tenant shall submit detailed plans and specifications therefor (and with respect to the screening thereof, which shall be required by Landlord) to Landlord for its review. Said plans and specifications shall describe in detail the size, weight, color and configuration of the generator and any associated equipment (including cabling or other conduits between the equipment itself and the Leased Premises), the proposed location of the same on the property, the manner in which the same shall be installed and removed, and the name and license number of the competent Virginia licensed contractor who will perform such installation. All such plans shall be subject to Landlord’s prior written approval, the size and location of such generator and associated equipment may be limited by Landlord in its sole and absolute discretion, and Landlord may request any reasonable additional changes to the plans and specifications, as Landlord, in its sole discretion, deems necessary to protect the structure and aesthetic appearance of the Building and the property and/or Landlord’s ability to properly maintain and operate the same. As a result, the design and installation of said generator and related equipment shall be subject to the design limitations of the Building and its structural, electrical and mechanical systems. No work may commence with respect to the installation of said Generator Equipment until: (i) Landlord has provided Tenant with Landlord’s prior written approval of final plans therefor, and (ii) Tenant has provided Landlord with written proof that Tenant has obtained all licenses, permits and approvals from applicable government authorities necessary for the installation and operation of said Generator Equipment.

(c) The installation, operation and maintenance of the Generator Equipment shall, at all times, comply with all applicable present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders or other legal requirements of the United States of America, the Commonwealth of Virginia, and any other public or quasi-public authority having jurisdiction over the Building and insurance requirements relating to or affecting the Premises, the Building, the condition thereof, all machinery, equipment and furnishings therein incident to Tenant’s occupancy of the Building and its use thereof. The Generator Equipment shall be modified, removed or relocated (subject to Landlord’s prior written approval) from time to time by Tenant in order to ensure continued compliance with the foregoing requirements. Landlord’s approval of any plans and specifications shall in no way constitute a representation or warranty by Landlord that the same are in compliance with any of the foregoing requirements. The installation and subsequent maintenance of the Generator Equipment shall be subject to such reasonable regulations and restrictions as are imposed thereon by Landlord. In the event that the installation or maintenance of the Generator Equipment results in damage to the Building or any portion of the property, or Landlord incurs any liability relating to or arising from the same, Tenant agrees: (i) to pay Landlord on demand the costs incurred by Landlord in repairing any such damage, and (ii) to indemnify Landlord against any such liability.

(d) Tenant shall pay all costs associated with the design, installation, maintenance, operation, relocation and removal of the Generator Equipment. Tenant shall reimburse Landlord, as additional rent, for any costs incurred by Landlord with respect to the Generator equipment, including but not limited to: (i) any increased insurance premiums, (ii) any engineering or architectural fees related to reviewing the aforesaid plans and specifications, and (iii) any reasonable legal fees related to the review of the aforesaid requirements and Tenant’s compliance therewith. Tenant hereby indemnifies and holds Landlord harmless from and against any claims, liabilities, causes of action, losses, damages and costs incurred by Landlord as a result of the installation, operation, maintenance, relocation or removal of the Generator Equipment. Tenant covenants not to damage any portion of the property or the Building in the course of installing, maintaining and removing the equipment. Except as expressly set forth in the approved plans therefor, no such installation, maintenance or removal of the equipment shall involve any penetration of the Building’s roof or exterior walls.

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(e) Tenant covenants that the installation, maintenance, operation, relocation and removal of the Generator Equipment shall in no way materially interfere with Landlord operation of the Building’s systems, and common elements or areas of the Building or the property or with other tenant’s use of their premises or operation of their equipment. In the event of any such interference, the Generator Equipment shall be modified, removed or relocated (subject to Landlord’s prior written approval) from time to time by Tenant. Landlord shall have the right to require Tenant to temporarily relocate the Generator Equipment at Landlord’s expense in order to allow Landlord to complete repairs, maintenance or modification of the Building or the property. In exercising its rights set forth in the immediately preceding sentence, Landlord will use reasonable efforts to minimize any interference with Tenant’s use of the Generator Equipment.

(f) Tenant shall use any such Generator Equipment for internal corporate purposes only. No Generator Equipment which Tenant is permitted to install in accordance with the terms of this Addendum Paragraph 7 shall be utilized by anyone other than Tenant or in any manner as a source of revenue to Tenant.

(g) The maintenance and operation of the Generator Equipment shall be at Tenant’s sole risk, and any damage to the equipment will in no way operate to affect Tenant’s obligations under this Lease. Similarly, any condemnation or other governmental action which affects Tenant’s ability to maintain and operate the equipment shall in no way affect Tenant’s obligations under this Lease, except as set forth below. In the event that any applicable government authority or other legal requirement prohibits Tenant from operating or maintaining the Generator Equipment, Tenant shall promptly remove the same. The rights of Tenant set forth in this Addendum Paragraph 7 are personal to the named Tenant herein and may not be assigned, sublet or otherwise transferred to any third person or entity (except to an assignee of Tenant pursuant to a Permitted Transfer, as defined in Section 10(i) of the Lease). Prior to the expiration or termination of the Lease Term, if requested by Landlord, Tenant shall remove the Generator Equipment from the property and the Building and restore the same to their condition prior to the installation thereof. Tenant’s failure to so remove the same shall constitute an Event of Default under this Lease and a holdover by Tenant in the Leased Premises.

8. Name of Building. Notwithstanding any provision of the Lease to the contrary, so long as: (i) Tenant is leasing and occupying at least twenty-five thousand (25,000) square feet in the Building; and (ii) no outstanding uncured Event of Default by Tenant exists, Landlord shall not, during the Term of the Lease, change the name of the Building to any name that includes either: (1) the name of a decking materials manufacturer that directly competes with Tenant’s primary business, or (2) the name of a Building tenant that is then leasing less total square footage in the Building than is then leased by Tenant hereunder. For the purposes of this provision only, in light of the “must take” character of Paragraph 3 above, the Additional Space shall be deemed to be part of the “total square footage in the Building then leased by Tenant” beginning on the Lease Commencement Date.

9. Waiver of Certain Damages. Notwithstanding any provision of the Lease to the contrary, Landlord and Tenant each hereby waive any right that they may otherwise possess or acquire to recover consequential, special or punitive damages against the other party for any claim arising from or related to this Lease.

10. Tenant’s Limited Self-Help Rights. In the event that Landlord transfers its interest in the Building to a third party that is in no way related to or affiliated with the named Landlord herein, Lerner Corporation, Lerner Enterprises Limited Partnership or the Lerner family, then Tenant shall have the following limited self-help rights:

If (i) any successor unrelated thirty-party Landlord hereunder fails to discharge any repair or maintenance obligation pursuant to this Lease, and (ii) such failure materially adversely affects Tenant’s ability to operate its business in the Leased Premises, Tenant shall provide notice to Landlord of its default and Landlord shall have thirty (30) days to cure, except that if the condition is not reasonably curable within such period, the time to cure shall be extended to that which is reasonable, provided Landlord promptly commences and thereafter diligently pursues the cure to completion. If Landlord fails to cure such default during the aforesaid initial thirty day (or greater if the same is extended pursuant to the foregoing) period, then, upon the expiration of such period, Tenant shall provide a reminder notice and an ten (10) day cure period for Landlord to effectuate a cure. If Landlord fails to cure such default within such second cure period, then, upon the expiration of such second cure period Tenant may cure the default. If Tenant exercises the foregoing right to

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cure Landlord’s default, then Landlord will reimburse Tenant the actual and reasonable costs incurred by Tenant to effectuate such cure within thirty (30) days of Landlord’s receipt of invoices detailing such actual, reasonable costs. If Landlord fails to timely reimburse Tenant, Tenant shall be entitled to pursue such claim in a court of competent jurisdiction. If the matter results in Landlord being ordered to pay any or all of such costs and Landlord fails to pay within fifteen (15) days of the entry of a final non-appealable order of such court, then Tenant may set-off such amount against the next accruing Rent obligations of Tenant hereunder until the full amount of the award has been so applied (or paid by Landlord), provided that the amount of any offset applied in any calendar month shall not exceed an amount equal to twenty-five percent (25%) of the Basic Rent otherwise payable hereunder with respect to such calendar month. Notwithstanding the foregoing cure periods set forth in this Paragraph, in the event that such unrelated third party successor Landlord’s failure to discharge any repair or maintenance obligation pursuant to this Lease: (1) materially adversely affects Tenant’s ability to operate its business in the Premises; and (2) results in an emergency situation posing a substantial and imminent threat of harm to person or property, then such unrelated third party successor Landlord shall only have three (3) days to cure the same following receipt of written notice from Tenant specifying the emergency nature of such default and the imminent threat related thereto. Under such emergency circumstances, if such Landlord fails to cure the default or otherwise eliminate such imminent threat within such three (3) day period, then Tenant shall have the right to cure the default and be reimbursed for the actual and reasonable costs thereof by Landlord (such reimbursement to remain subject to the terms and procedures set forth above).

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